EXHIBIT 2.1

EQUITY PURCHASE AGREEMENT

among

PITNEY BOWES INTERNATIONAL HOLDINGS, INC.,

PITNEY BOWES HOLDINGS LIMITED,

GLOBAL-E UK LTD.,
GLOBAL-E US INC.,
and

GLOBAL-E ONLINE LTD.

dated as of
June 20, 2022

ii

i

ii

Exhibit A    Transferred Parent Entities and Transferred Subsidiary Entities
Exhibit B    Transition Services Agreement
Exhibit C    Business Financial Statements
Exhibit D    Logistic Services Agreement
Disclosure Letter
iii

EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”), dated as of June 20, 2022, is entered into by and among Pitney Bowes International Holdings, Inc., a Delaware corporation (“PBIH”), Pitney Bowes Holdings Limited, an English private limited company (“PBUK” and together with PBIH, the “Sellers” and each a “Seller”), Global-e UK Ltd., an English private limited company (“GLBEUK”), Global-e US Inc., a Delaware corporation (“GLBEUS” and, together with GLBEUK, the “Buyers” and each a “Buyer”) and Global-E Online Ltd., an Israeli limited liability company (the “GLBE”).
RECITALS
WHEREAS, the Sellers own, directly or indirectly, of record and beneficially, all of the issued and outstanding equity interests of the Transferred Entities as of the date hereof and as of immediately prior to the Closing; and
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, in each case, all of the issued and outstanding equity interests of the Transferred Entities on a fully diluted basis, free and clear of any Encumbrances (other than those resulting from actions taken by the Buyers or their Affiliates or transfer restrictions under applicable securities Laws or as may be set forth in the organizational documents of the Transferred Entities).
NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounting Principles” has the meaning set forth in Section 2.02(c).
“Accrued Vacation Days” has the meaning set forth in Section 5.10(g).
“Acquisition Engagement” has the meaning set forth in Section 10.12(a).
“Affiliate” of any particular Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. From and after the Closing, the Transferred Entities shall be considered Affiliates of the Buyers and shall not be considered Affiliates of the Sellers.
“Agreement” has the meaning set forth in the preamble.
“Allocation” has the meaning set forth in Section 2.06(a).
“Allocation Schedule” has the meaning set forth in Section 2.06(a).
“Alternative Transaction” has the meaning set forth in Section 5.21.

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Assumed Benefit Plan” means each Benefit Plan, or portion thereof, (a) any assets or Liabilities of which (i) are listed in Section 1.01(f) of the Disclosure Letter and which the Buyers have expressly agreed to assume pursuant to this Agreement or (ii) the Buyers or any of their Subsidiaries are required to assume under applicable Law, Contract or Labor Contract (including where transfer is required in order to apply the Transfer Regulations or to effect a mandatory transfer of employment under the Transfer Regulations, as applicable) or (b) sponsored by any Transferred Entity and listed in Section 1.01(f) of the Disclosure Letter.
“Assumed Liabilities” means any and all Liabilities of the Transferred Entities, whether or not existing as of the date of this Agreement or arising thereafter, that are not Closing Indebtedness and Expenses.
“Assumed NQDC Plans” has the meaning set forth in Section 5.10(k).
“Benefit Plan” has the meaning set forth in Section 3.15(a).
“Business” means (a) the business of the Transferred Entities (other than Borderfree UK Limited), as conducted on the date hereof, which business consists of providing an end-to-end solution to individual retailers to facilitate international cross-border ecommerce transactions for consumer goods between such individual retailers and their consumers located in different countries, from initial consumer order to the ultimate delivery to the consignee; and (b) the business of Borderfree UK Limited as conducted as of the date hereof which consists of the full rights to offer and provide access to Borderfree UK Limited’s proprietary technology and know-how, formerly known as “DutyCalculator” and/or “Global Trade Solutions,” via all such means, namely Borderfree UK Limited website or API, which such technology allows inputting data including product and shipment data and receive back one-time classifications and computations with respect to the estimated duty and taxes applicable in connection with the sale and shipment of such products. For the avoidance of doubt, the Business does not include (i) any U.S. domestic delivery, returns or fulfillment services or (ii) any services in respect of transactions effected on a marketplace.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, or in Israel are authorized or required by Law to be closed for business.
“Business Financial Statements” means (a) the unaudited combined balance sheet of the Transferred Entities as of December 31, 2021 and the related unaudited combined statement of operations of the Transferred Entities for the year then ended, attached hereto as Exhibit C(1) and (b) the Reference Balance Sheet and the related unaudited combined statement of operations of the Transferred Entities for the three months ended March 31, 2022, attached hereto as Exhibit C(2).
“Business Intellectual Property” means all (a) Registered IP; (b) Business Software; and (c) such other Intellectual Property owned or licensed by any member of the Transferred Entities.
“Business Records” means all properties, books, records, Contracts, data, information or documents of the Business on whatever media and wherever located.

“Business Software” means all Software owned or exclusively licensed by any member of the Transferred Entities.
“Buyer DC Plan” has the meaning set forth in Section 5.10(j).
“Buyer Welfare Plans” has the meaning set forth in Section 5.10(f)(i).
“Buyers” has the meaning set forth in the preamble.
“Buyers Fundamental Representations” means Section 4.01 (Organization and Authority of Buyers and GLBE), Section 4.04 (Brokers) and Section 4.07 (Availability of Funds).
“Buyers Indemnified Party” means GLBE, the Buyers and their respective Affiliates, successors and assigns.
“Buyers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of the individuals identified in Section 1.01(e) of the Disclosure Letter and the knowledge such individual would be reasonably expected to obtain if such individual had made a reasonable inquiry with his or her direct reports primarily responsible for the relevant matter.
“Buyer Material Adverse Effect” means any change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, business, condition (financial or otherwise) or results of operations of GLBE and its Subsidiaries (including the Buyers), taken as a whole, or (b) the ability of the Buyers to timely perform their obligations under this Agreement or any other Transaction Document or timely consummate the transactions contemplated hereby or thereby; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Buyer Material Adverse Effect has occurred: (i) changes in economic, political, social, regulatory, business, financial, credit, commodity or capital market conditions in general, including any changes in interest, inflation or exchange rates, or the industries and markets (including with respect to commodity prices and currency) in which GLBE or its Affiliates operates or in which products of GLBE or its Affiliates are used or distributed, including increases in operating costs; (ii) any change or proposed change in Laws, GAAP or any other accounting standard applicable to GLBE or any of the Buyers, or the enforcement or interpretation thereof, applicable to GLBE or any of the Buyers; (iii) the taking of any action or any inaction explicitly required by this Agreement or the other Transaction Documents or any change resulting from the announcement, pendency or consummation of the transactions contemplated hereby or by the other Transaction Documents, including any such change relating to the identity of, or facts and circumstances relating to, the Sellers or their respective Affiliates and including any actions by customers, suppliers, vendors, partners or personnel; (iv) any change or prospective change in the credit rating of GLBE or any of the Buyers; (v) any pandemics (including COVID-19), epidemics, disease outbreaks or other public health conditions (or COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak) or any escalation or worsening of any of the foregoing; (vi) cyberattacks, acts of God (including any hurricane, flood, tornado, earthquake, calamities or other natural disaster or any other force majeure event), acts of war, sabotage, the engagement in hostilities or the occurrence of any military attack, terrorist act or civil unrest or any escalation or worsening of any of the foregoing, in each case, occurring after the date hereof; (vii) the failure, in and of itself, to achieve any internal or external projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Sellers) (it being understood that this clause (vii) shall not prevent a determination that the underlying cause for any such failure (unless otherwise excluded by any of the other clauses of this proviso)

constitutes a Buyer Material Adverse Effect); (viii) any action taken by the Sellers or any of their respective Affiliates or Representatives; (ix) any action to which the Sellers have consented in writing; or (x) any action taken at the written request of the Sellers; except to the extent that any change or effect arising out of or resulting from the matters described in clauses (i), (ii), (v) or (vi) disproportionately affects GLBE and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which GLBE and its Subsidiaries operate, then such change or effect may be taken into account solely to the extent of such disproportionality.
“Cash” means, with respect to a Person, all cash and cash equivalents determined in accordance with GAAP (including marketable securities to the extent convertible in cash within thirty (30) days, short term investments to the extent convertible in cash within thirty (30) days, liquid instruments to the extent convertible in cash within thirty (30) days, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor and the amount of any received and uncleared checks, wires or drafts), reduced by (i) the amount of any issued (by such Person) but uncleared checks, wires or drafts and (ii) any cash subject to contractual restriction on the ability of the applicable Transferred Entity to use such cash for any lawful purposes.
“Change of Control Payments” means all retention payments, transaction bonuses or other change of control payments or similar payments and all accelerations of or increases in rights or benefits, in each case including the employer-paid portion of any employment and payroll Taxes related thereto, payable to any Employee or service provider by any Transferred Entity solely as a result of the consummation of the Transaction, including pursuant to the Special Retention Agreements set forth in Section 3.15(a) of the Disclosure Letter (to the extent not paid prior to the Reference Time); provided that in no event shall Change of Control Payments include any payments made pursuant to any agreement or arrangement entered into by GLBE or any of the Buyers, whether prior to, on or following the date of this Agreement.
“Closing” has the meaning set forth in Section 2.04(a).
“Closing Adjustments Schedule” has the meaning set forth in Section 2.03(a).
“Closing Cash” means all Cash of the Transferred Entities, determined (a) as of the Reference Time and (b) in accordance with GAAP as modified by the Accounting Principles.
“Closing Date” has the meaning set forth in Section 2.04(a).
“Closing Indebtedness and Expenses” has the meaning set forth in the definition of “Excluded Liabilities”.
“Closing Purchase Price” has the meaning set forth in Section 2.02(a).
“Closing Working Capital” means and shall be calculated in accordance with the formula set forth in Section 1.01(a) of the Disclosure Letter as of the Reference Time.
“Closing Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to the Closing Working Capital minus Target Working Capital; provided, however, if the Closing Working Capital is less than or equal to the Working Capital Upper Target and greater than or equal to the Working Capital Lower Target, the Closing Working Capital Adjustment Amount shall be deemed to be $0.
“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 17, 2021, between Parent and GLBE.
“Contract” means any agreement, contract, document, purchase order, statement of work or other undertaking that is legally binding, including all amendments, modifications and supplements thereto (in each case, whether oral or written).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, including any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures”, with respect to any Person, means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines, protocols, measures or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or that is reasonably required to protect the health and safety of individuals who are officers, directors, employees, customers, vendors or service providers of or to such Person (or individuals who interact with any of the foregoing in connection with the business and operations of such Person) or otherwise reasonably required to protect the business, operations, assets and financial condition of such Person, in each case in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.
“D&O Indemnified Parties” has the meaning set forth in Section 5.11(a).
“DC Employees” has the meaning set forth in Section 5.10(j).
“Deferred Payroll Taxes” means, any Taxes payable by any member of the Transferred Entities and their Affiliates that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing; and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable foreign, federal, state or local Law to reduce the amount of any such Taxes payable or owed; provided, that for purposes of this Agreement, the amount of any such Taxes shall be reduced by the amount of any Tax deductions attributable to such amounts, calculated using an assumed tax rate of 23.5% and assuming that such Taxes will be deductible in their entirety.
“Directive” has the meaning set forth in Section 5.10(l).
“Disclosure Letter” means the Disclosure Letter delivered by the Sellers and the Buyers concurrently with the execution and delivery of this Agreement.
“Duty Drawback Amount” means, as of the Closing Date, the aggregate amount of duty paid on goods that were subsequently returned back across the Canadian border for which the Transferred Entities are entitled to, but have not yet received, reimbursement from the applicable Governmental Authorities, regardless of whether any claims (or similar reimbursement requests) have been submitted, directly or indirectly, by the Transferred Entities in respect of such amount (or any portion thereof) at such time.
“Employees” means (a) those Persons employed by the Transferred Entities immediately prior to the Closing and listed in Section 1.01(b)(i) of the Disclosure Letter as of the date hereof,

as may be updated by written consent of the parties from time to time; provided that Buyers’ consent shall not be required for updates that are otherwise permitted under Sections 5.01(b) and 5.10(a) of this Agreement and (b) each Person listed in Section 1.01(b)(ii) of the Disclosure Letter, as may be updated by written consent of the parties from time to time, who, as of the date hereof, is employed or engaged in the Business by any member of the Seller Group (other than any of the Transferred Entities) (each such Person described in this clause (b), an “Outside Business Employee”).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, option to purchase, right of first refusal or first offer, preemptive right, hypothecation, lease or sublease or other similar encumbrance.
“Enforceability Exceptions” has the meaning set forth in Section 3.02.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Estimated Closing Cash” has the meaning set forth in Section 2.02(c).
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.02(c).
“Estimated Closing Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to the Estimated Closing Working Capital minus Target Working Capital; provided, however, if the Estimated Closing Working Capital is less than or equal to the Working Capital Upper Target and greater than or equal to the Working Capital Lower Target, the Estimated Closing Working Capital Adjustment Amount shall be deemed to be $0.

“Estimated Repaid Indebtedness” has the meaning set forth in Section 2.02(c).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.02(c).
“Estimated Transferring Indebtedness” has the meaning set forth in Section 2.02(c).
“Excluded Employee Liabilities” has the meaning set forth in Section 5.10(e).
“Excluded Liabilities” means any and all (i) Liabilities of the Sellers or their Affiliates (other than the Transferred Entities), whether or not existing as of the date of this Agreement or arising thereafter, in each case, to the extent arising out of any business of the Sellers or their Affiliates (other than the Transferred Entities) that is not the Business and is not in any way connected to the Business (except solely by virtue of its connection to the Sellers or their Affiliates (other than the Transferred Entities)); (ii) Excluded Employee Liabilities; (iii) Transferring Indebtedness; and (iv) Transaction Expenses, in the case of each of clauses (iii) and (iv), to the extent not taken into account in determining the Final Purchase Price. For the avoidance of doubt, other than the Liabilities described in clauses (iii) and (iv) hereof (such Liabilities, the “Closing Indebtedness and Expenses”), no Liabilities of the Transferred Entities shall constitute Excluded Liabilities.
“Existing Counsel” has the meaning set forth in Section 10.12(a).
“Final Purchase Price” means the amount equal to (a) the Purchase Price, plus (b) Closing Cash, plus (c) Closing Working Capital Adjustment Amount (if such amount is positive), minus (d) Closing Working Capital Adjustment Amount (if such amount is negative) minus (e) Transferring Indebtedness, minus (f) Repaid Indebtedness, minus (g) Transaction Expenses, plus (h) the Specified Payables Reimbursement, minus (i) the Holdback Amount.
“Former Employees” means any employee of any Transferred Entity whose employment therewith terminated prior to the date hereof or prior to the Closing Date and who was employed by a Transferred Entity immediately prior thereto.
“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties of such Person set forth in this Agreement or in any other Transaction Document (as qualified by the Disclosure Letter) with the intent to deceive another Person, which statement is a false representation. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“GLBE Ordinary Shares” means the ordinary shares, no par value, of GLBE.
“GLBEUK” has the meaning set forth in the preamble.
“GLBEUS” has the meaning set forth in the preamble.
“Governmental Authority” means any nation or government (including any supranational or inter-governmental bodies such as the institutions governing the European Union), any state, province or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign government, any state of the United States or any municipality or other political subdivision of any of the foregoing, and any court of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Substances” means (i) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid or perfluorooctane sulfonate and (ii) any chemical, material or substance defined as or included in the definition of, or regulated by any Governmental Authority as, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or words of similar import under any Law.
“Holdback Amount” means $1,000,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person at any date, without duplication, all obligations of such Person (including any accrued and unpaid interest, fees, prepayment penalties and premiums, breakage costs and expenses related thereto and due and payable in the event of any prepayment on such date): (i) for borrowed money or indebtedness issued in substitution or exchange for borrowed money (including any such intercompany obligations owing by any Transferred Entity to any member of the Seller Group (other than the Transferred Entities) to the extent not cancelled, settled or repaid prior to Closing) excluding (x) any trade payables, accounts payable and any other current liabilities to the extent included in Closing Working Capital and (y) any obligations as lessee under leases that are treated under GAAP as operating leases, but including any indebtedness evidenced by any note, bond, debenture or other debt security; (ii) of in respect of letters of credit, performance bonds, surety bonds or similar instruments, in each case, solely to the extent drawn; (iii) under any interest rate, currency or commodity swap, forward contract, cap, collar or other hedging agreement or arrangement; (iv) for the deferred purchase price of assets, property (other than current trade payables and accrued liabilities incurred in the ordinary course of business) or equity securities; (v) under conditional sale, consignment, title retention or similar obligations, agreements or arrangements with respect to property acquired by such Person (to the extent the applicable conditions to such payment are satisfied (other than the passage of time)); (vi) as lessee under leases that are required under GAAP to be treated as capital leases as opposed to operating leases; (vii) for any Deferred Payroll Taxes to the extent unpaid at Closing; (viii) in respect of accrued severance and obligations under the Assumed NQDC Plans attributable to Transferred Employees as of Closing; (ix) in respect of Taxes of the Transferred Entities for any Pre-Closing Tax Period that are accrued and unpaid as of the Closing Date, reduced by the amount of Tax refunds (other than any Duty Drawback Amounts) for a Pre-Closing Tax Period to which any Transferred Entity is entitled but has not received as of the Closing Date, provided, however, for the avoidance of doubt, any Tax refunds may only reduce Taxes for the Pre-Closing Tax Period for purposes of this clause (ix) and may not reduce Indebtedness contemplated by any other clause of this definition; (x) with respect to the matters set forth in Section 1.01(g) of the Disclosure Letter; and (xi) guarantees and arrangements having the economic effect of a guaranty of any liability of a third party of the type described in the foregoing clauses (i) through (x). Notwithstanding the foregoing, Indebtedness of the Transferred Entities shall not include (A) any intercompany obligations owing by any Transferred Entity to any other Transferred Entity or any Seller Guarantees or (B) any amounts included in the calculation of Closing Working Capital.
“Indemnified Party” has the meaning set forth in Section 9.04.
“Indemnifying Party” has the meaning set forth in Section 9.04.
“Independent Accountant” means an internationally recognized independent public accounting firm agreed upon by the Buyers and the Sellers in writing. If the Buyers and the Sellers do not agree to an Independent Accountant within 10 calendar days after the end of the 45-calendar-day period following the delivery of a Statement of Objections or mutually agreed extension thereof, then the Buyers and the Sellers shall each select a firm within 10 calendar days and such firms shall jointly select within 10 calendar days a third internationally recognized independent public accounting firm to resolve the disputed matters.
“Intacct Data” has the meaning set forth in Section 5.05(d).
“Intellectual Property” means the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models) (“Patents”); (b) trademarks, service marks, brands, logos, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and uniform resource locators (“Domain Names”); (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein, in each case to the extent confidential (“Trade Secrets”); and (f) computer programs, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation related to the foregoing (“Software”).
“Knowledge of the Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of the individuals identified in Section 1.01(d) of the Disclosure Letter and the knowledge such individual would be reasonably expected to obtain if such individual had made a reasonable inquiry with his or her direct reports primarily responsible for the relevant matter.
“Labor Contract” has the meaning set forth in Section 3.16(a).
“Law” means any law, constitution, treaty, statute, rule, regulation, code, directive, ordinance or other similar requirement made, adopted, issued enacted, promulgated or applied by any Governmental Authority.
“Leased Real Property” means all of the right, title and interest of the Transferred Entities under all leases, subleases, licenses, concessions and other agreements (written or oral) other than bailment arrangements, pursuant to which any member of the Transferred Entities holds a leasehold or sub-leasehold estate or license in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted or heard before any Governmental Authority.
“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise, matured or unmatured, determined or determinable.
“License Agreements” means (a) the Intellectual Property License Agreement, (b) the Software Maintenance and Support Agreement and (c) the On-Demand Subscription Agreement, in each case dated as of December 2, 2019 among Parent and the other parties thereto.
“Licensed Technologies” has the meaning set forth in Section 6.02(a).
“Logistic Services Agreement” means the Logistic Services Agreement, between Parent, Pitney Bowes of Canada Limited and GLBE (or its Affiliates), substantially in the form attached as Exhibit D.
“Losses” means all costs, damages, penalties, judgments, Taxes, fines, fees or settlements (including reasonable attorneys’ fees and expenses) imposed upon or incurred, sustained or suffered by an Indemnified Party; provided, however, that Losses shall not include lost profits, loss of revenue, lost sales, opportunity costs, diminution in value, damages based upon a multiple of earnings or similar financial measure or consequential, incidental, special, indirect, exemplary or punitive damages except for (i) any such losses payable to third parties pursuant to a Third Party Claim and (ii) any such losses, other than exemplary and punitive damages, that are the reasonably foreseeable result of a breach of a covenant, agreement or obligation hereunder.
“Material Adverse Effect” means any change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, business, condition (financial or otherwise) results of operations of the Transferred Entities, taken as a whole or (b) the ability of the Sellers or the Transferred Entities to timely perform their respective obligations under this Agreement or any other Transaction Document or timely consummate the transactions contemplated hereby; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic, political, social, regulatory, business, financial, credit, commodity or capital market conditions in general, including any changes in interest, inflation or exchange rates, or the industries and markets (including with respect to commodity prices and currency) in which the Transferred Entities operate their business or offer or perform their services, including increases in operating costs; (ii) any change or proposed change in Laws, GAAP or any other accounting standard applicable to the Transferred Entities, or the enforcement or interpretation thereof, applicable to the Transferred Entities; (iii) the taking of any action or any inaction explicitly required by this Agreement or the other Transaction Documents or any change resulting from the announcement, pendency or consummation of the transactions contemplated hereby or by the other Transaction Documents, including any such change relating to the identity of, or facts and circumstances relating to, the Buyers or their Affiliates and including any actions by customers, suppliers, vendors, partners or personnel; (iv) any change or prospective change in the credit rating of any member of the Seller Group; (v) any pandemics (including COVID-19), epidemics, disease outbreaks or other public health conditions (or COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak) or any escalation or worsening of any of the foregoing; (vi) cyberattacks, acts of God (including any hurricane, flood, tornado, earthquake, calamities or other natural disaster or any other force majeure event), acts of war, sabotage, the engagement in hostilities, or the occurrence of any military attack, terrorist act or civil unrest or any escalation or worsening of any of the foregoing, in each case, occurring after the date hereof; (vii) the failure, in and of itself, to achieve any internal or external projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Buyers) (it being understood that this clause (vii) shall not prevent a determination that the underlying cause for any such failure (unless otherwise excluded by any of the other clauses of this proviso) constitutes a Material Adverse Effect); (viii) any action taken by the Buyers or any of their Affiliates or Representatives; (ix) any action to which the Buyers have consented in writing; or (x) any action taken at the written request of the Buyers; except to the extent that any change or effect arising out of or resulting from the matters described in clauses (i), (ii), (v) or (vi) disproportionately affects the Transferred Entities, taken as a whole, relative to other similarly situated participants in the industry in which the Transferred Entities operate, then such change or effect may be taken into account solely to the extent of such disproportionality.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Material Customers” means the top 20 customers of the Transferred Entities by merchandise value during the twelve months ended March 31, 2022.
“Material Suppliers” means the top 15 suppliers of the Transferred Entities by expenditures during the twelve months ended March 31, 2022.
“New Contract” has the meaning set forth in Section 5.08(a).
“Outside Business Employee” has the meaning set forth in the definition of “Employees.”
“Outside Date” has the meaning set forth in Section 8.01(d)(i).
“Parent” means Pitney Bowes Inc., a Delaware corporation.
“Parent Transaction” has the meaning set forth in Section 5.21.
“Partial Assigned License” has the meaning set forth in Section 6.01(a).
“Payoff Letters” means a customary payoff letter and related lien releases in form and substance reasonably acceptable to the Buyers from the applicable administrative agent regarding the payoff of the aggregate principal amount and all accrued and unpaid interest of the Repaid Indebtedness and the termination of any related Encumbrances.
“PBIH” has the meaning set forth in the preamble.
“PBUK” has the meaning set forth in the preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” means such of the following: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate Legal Proceedings; (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) Encumbrances for Taxes and other governmental charges that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings, (C) may thereafter be paid without penalty or (D) for which adequate reserves have been established in the accounting books and records; (iv) imperfections of title, restrictions or Encumbrances, if any, which imperfections of title, restrictions or other Encumbrances do not or would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate; (v) Encumbrances that have been placed or caused to exist by any owner, developer, landlord or other third party affecting any Leased Real Property; (vi) requirements of zoning, building, land use and other similar Laws; (vii) software or other similar third-party licenses granted by the Business, as applicable, in the ordinary course of business; (viii) Encumbrances that represent the rights of customers, suppliers, licensors and subcontractors in the ordinary course of business under the terms of the Material Contracts; (ix) Encumbrances that will be removed on or prior to the Closing and listed on Section 3.09(a) of the Disclosure Letter and (x) any Encumbrance set forth in Section 3.09(b) of the Disclosure Letter.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Information” means (i) any information relating to an identified or identifiable natural person (“data subject”); an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; and (ii) “personal information”, “personal health information” and “personal financial information” each as defined by applicable Privacy Laws. “Personal Information” includes pseudonymized, aggregated, cookies, de-identified and/or anonymized data to the extent so regulated by applicable Privacy Laws.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Business Records” has the meaning set forth in Section 5.05(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Taxes” means (i) any Taxes for which any of the Transferred Entities is liable with respect to any Pre-Closing Tax Period; (ii) any Taxes for which any of the Transferred Entities is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or other group for Tax purposes prior to the Closing (including any such liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law); and (iii) any Taxes of the Sellers and their Affiliates (other than the Transferred Entities) with respect to any period.
“Privacy Laws” means any Laws pertaining to privacy or Personal Information, including, to the extent applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Children’s Online Privacy Protection Act (COPPA) of 1998, the Telephone Consumer Protection Act of 1991, the Do-Not-Call Implementation Act of 2003, the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM), Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy issues), the Personal Information Protection and Electronic Documents Act, Title 1.81.5 - California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA) and all similar applicable privacy, spam, marketing, cookies and security laws.
“Privacy Legal Requirements” has the meaning set forth in Section 3.21(a).
“Purchase Price” means $100,000,000.
“R&W Insurance Policy” means any buyer-side representation and warranty insurance policy obtained by the Buyers in connection with the Transaction.
“Reference Balance Sheet” means the unaudited combined balance sheet of the Transferred Entities as of March 31, 2022.
“Reference Time” means 11:59 p.m., New York City time, on the day immediately preceding the Closing Date.
“Registered IP” means the issued patents, pending patent applications, registered trademarks, trademark applications, registered copyrights and Domain Names, owned or exclusively licensed by any member of the Transferred Entities, as listed in Section 3.11(a) of the Disclosure Letter.
“Relevant Persons” has the meaning set forth in Section 3.19.
“Repaid Indebtedness” has the meaning set forth in Section 2.02(b).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restraints” has the meaning set forth in Section 7.01(b).
“Retained Names” means “Pitney Bowes”, “PB” and any Trademarks related thereto or containing or comprising the foregoing, including any Trademarks derivative thereof or confusingly similar thereto.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Seller DC Plan” has the meaning set forth in Section 5.10(j).
“Seller Group” means, collectively, Parent and each Subsidiary of Parent. Prior to the Closing, the Seller Group shall include the Transferred Entities, and after the Closing the Seller Group shall exclude the Transferred Entities.
“Seller Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds, net worth maintenance agreements, reimbursement obligations, letters of comfort and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) any member of the Seller Group (other than exclusively by any Transferred Entity) in respect of any Liability of any of the Transferred Entities.
“Seller Insurance” has the meaning set forth in Section 5.13.

“Seller Vacation Payment” has the meaning set forth in Section 5.10(g).
“Sellers” has the meaning set forth in the preamble.
“Sellers Consolidated Group” means any consolidated, combined or unitary Tax group that includes any Seller or any Affiliate of the Sellers (other than such a group consisting solely of the Transferred Entities).
“Sellers Fundamental Representations” means Section 3.01(a) (Organization), Section 3.02 (Authority and Qualification), Section 3.03 (Title to Transferred Equity Interests) and Section 3.18 (Brokers).
“Sellers Indemnified Parties” means Sellers and their Affiliates, successors and assigns.
“Severance Obligations” means statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits, or related costs or expenses, including ongoing employment costs, and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties hereto).
“Solvent” has the meaning set forth in Section 4.06.
“Specified Liabilities” means all outstanding liabilities that, in accordance with the Accounting Principles, would be accounted for on the balance sheet of the Business under the line item “Transportation Liabilities”.
“Specified Payables Reimbursement” means $500,000.
“Specified Transition Services” means the services set forth on Schedule 2 to the Transition Services Agreement under ID#FI-201.
“Split Contract” means any Contract set forth in Section 5.08 of the Disclosure Letter.
“Statement of Objections” has the meaning set forth in Section 2.03(b)(ii).
“Straddle Period” means any Tax period beginning before and ending after the Closing Date.
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
“Target Working Capital” means $(3,200,000).
“Tax Benefit” shall mean any actual reduction in cash Taxes paid or required to be paid (and any actual increase in a cash Tax refund or credit in lieu of a cash Tax refund), determined on a “with and without” basis.

“Tax Claim” shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 9.02(a)(ii) or Section 9.02(b)(ii).
“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax authority.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign taxes and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, VAT, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges imposed by any Governmental Authority of any kind whatsoever, in each case in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Taxing Authority” means any Governmental Authority or political subdivision thereof that exercises authority over the imposition, determination, collection or administration of Taxes.
“Third Party Claim” has the meaning set forth in Section 9.04.
“Transaction” means the purchase and sale of the Sellers’ rights, title and interests in and to 100% of the Transferred Parent Equity Interests, the payment of the Final Purchase Price and the consummation of the other transactions contemplated hereby and by the other Transaction Documents.
“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Logistic Services Agreement and the other documents and agreements contemplated hereby and thereby.
“Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses payable by the Transferred Entities in connection with this Agreement or the Transaction (including the fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by the Transferred Entities), (b) all Change of Control Payments and (c) fifty percent (50%) of the costs of the R&W Insurance Policy obtained by the Buyers (or their applicable Affiliate), in the case of each of clause (a) and clause (b) to the extent incurred prior to, and remaining unpaid as of, the Closing. For the avoidance of doubt, Transaction Expenses shall not include (i) any amounts payable to directors, officers, employees or consultants of the Transferred Entities, in each case, pursuant to any agreement or arrangement entered into by the Buyers or any of their Affiliates, whether prior to, on or following the date of this Agreement or otherwise as a result of any actions taken by the Buyers or any of their Affiliates at or following the Closing, (ii) any fees, costs or expenses incurred by the Buyers or any of their Affiliates in connection with the Transaction, whether or not billed or accrued (including (x) any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other Representative retained by or on behalf of the Buyers or any of their Affiliates and (y) fifty percent (50%) of the costs of the R&W Insurance Policy obtained by the Buyers (or their applicable Affiliate)), (iii) any amounts included in the calculation of Transferring Indebtedness, the Repaid Indebtedness or Closing Working Capital or (iv) any fees, costs or expenses incurred by the Transferred Entities after the

Closing or by any member of the Seller Group (other than the Transferred Entities), whether before or after the Closing.
“Transfer Regulations” has the meaning set forth in Section 5.10(l).
“Transferred Employee” means (a) each Employee who, as of the Closing Date, becomes an employee of the Buyers or one of their Affiliates whether by operation of Law or pursuant to the transfer of the Transferred Equity Interests to the Buyers and (b) each Employee who accepts an offer of employment or engagement from the Buyers or one of their Affiliates pursuant to Section 5.10(b).
“Transferred Entities” means the Transferred Parent Entities and the Transferred Subsidiary Entities set forth on Exhibit A.
“Transferred Equity Interests” shall have the meaning set forth in Section 3.03(a).
“Transferred Parent Entities” means the entities designated as such on Exhibit A.
“Transferred Parent Equity Interests” means the issued and outstanding equity interests in the Transferred Parent Entities, as set forth in Section 3.03 of the Disclosure Letter.
“Transferred Personal Property” means all tangible personal property, including tools, vehicles, machinery, equipment, furnishings, furniture, computer equipment, office equipment and supplies (other than any items disposed of after the date hereof in the ordinary course of business) primarily used or held for use by the Transferred Entities or primarily used or held for use in connection with the operation of the Business, whether or not located on the Leased Real Property or shown on the Business Financial Statements or acquired after the date thereof.
“Transferred Products” has the meaning set forth in Section 6.02(a).
“Transferred Real Property Leases” has the meaning set forth in Section 3.10(b).
“Transferred Subsidiary Entities” means the entities designated as such on Exhibit A.
“Transferring Indebtedness” means the aggregate amount of Indebtedness of the Transferred Entities determined (a) as of the Reference Time and (b) in accordance with GAAP as adjusted by the Accounting Principles. For the avoidance of doubt, Transferring Indebtedness, and the calculation thereof, shall not include any Repaid Indebtedness, and Repaid Indebtedness, and the calculation thereof, shall not include any Transferring Indebtedness.
“Transition Services Agreement” means the Transition Services Agreement, between Parent and the Buyers, substantially in the form attached as Exhibit B.
“U.S. Employee” means each Employee who is primarily employed in the United States as of immediately prior to the Closing or who is employed under a contract or offer letter which by its terms is subject to the laws of the United States or any state thereof.
“U.S. Transferred Entity” means each of Borderfree, Inc., a Delaware corporation, and Pitney Bowes PayCo US Inc., a Delaware corporation.
“VAT” means any value added tax, including any value added tax imposed by the United Kingdom Value Added Tax Act of 1994 or in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as well as any goods and services, tax or any other similar, replacement or supplemental tax wherever imposed, together with any interest, penalties and additions imposed with respect thereto and any interest in respect of such additions or penalties.
“Welfare Benefit Claims” has the meaning set forth in Section 5.10(f)(iii).
“Working Capital Lower Target” means $(3,700,000).
“Working Capital Upper Target” means $(2,700,000).
ARTICLE II
PURCHASE AND SALE
Section 1.01Purchase and Sale. Upon the terms and subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Transferred Entities and the Sellers, at the Closing, each Seller shall sell, assign, transfer and deliver to the applicable Buyer, and each Buyer shall purchase from the applicable Seller, in each case as set forth in Exhibit A, all of such Seller’s rights, title and interests (free and clear of any Encumbrances, other than transfer restrictions under applicable securities Laws or those resulting from actions taken by the Buyers or their Affiliates or as may be set forth in the organizational documents of the Transferred Entities) in and to 100% of the Transferred Parent Equity Interests set forth in Exhibit A in exchange for the Purchase Price (as it may be adjusted pursuant to Section 2.02(a) and Section 2.03), which shall be payable pursuant to the terms hereof.
Section 1.02Purchase Price; Adjustment to Purchase Price
(a)In consideration of the sale, assignment, transfer and delivery to the Buyers of all Transferred Parent Equity Interests under the terms and conditions of this Agreement, Buyers will (or will cause their Affiliates to), at Closing, pay to the Sellers (or to any other member of the Seller Group designated by the Sellers prior to the Closing) by wire transfer of immediately available funds to an account designated in the Estimated Closing Statement an amount in cash in U.S. dollars (the “Closing Purchase Price”) equal to the (i) the Purchase Price, plus (ii) Estimated Closing Cash, plus (iii) Estimated Closing Working Capital Adjustment Amount (if such amount is positive), or minus (iv) Estimated Closing Working Capital Adjustment Amount (if such amount is negative), minus (v) Estimated Transferring Indebtedness, minus (vi) Estimated Repaid Indebtedness, minus (vii) Estimated Transaction Expenses, plus (viii) the Specified Payables Reimbursement, minus (ix) the Holdback Amount. The Closing Purchase Price shall be subject to adjustment as provided in Section 2.03.
(b)It is contemplated by the parties hereto that, upon the Closing, all Indebtedness of the Transferred Entities as of the Closing that is listed on Section 2.02(b) of the Disclosure Letter will be fully repaid (such Indebtedness that is actually repaid by the Buyers (and not the Transferred Entities), the “Repaid Indebtedness”) and that the Buyers shall make such repayment of the Repaid Indebtedness on behalf of the Transferred Entities at the Closing (to the extent not paid by the Transferred Entities prior to the Closing). In order to facilitate such repayment, prior to the Closing, the Sellers shall obtain Payoff Letters for all Repaid Indebtedness of the Transferred Entities. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Estimated Transaction Expenses (to the extent not paid by the Transferred Entities prior to the Closing) will be fully paid, and that such payment will be funded by the Buyers. In order to facilitate such payment, the Sellers shall deliver, along with the Estimated

Closing Statement, applicable invoices, if any, received from the payees thereof. Subject to the satisfaction of the Transferred Entities’ and the Sellers’ conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, the Buyers shall make payment of the unpaid Estimated Transaction Expenses at the Closing in order to discharge the amounts payable thereunder.
(c)No later than three Business Days prior to the Closing, the Sellers shall prepare and deliver to the Buyers a statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) the Closing Working Capital (the “Estimated Closing Working Capital”), (B) the Closing Cash (the “Estimated Closing Cash”), (C) the Transferring Indebtedness (the “Estimated Transferring Indebtedness”), (D) the Repaid Indebtedness (the “Estimated Repaid Indebtedness”) and (E) the Transaction Expenses (the “Estimated Transaction Expenses”) and (ii) its good faith calculation of (A) the Estimated Closing Working Capital Adjustment Amount and (B) the Closing Purchase Price, such statement to be prepared in accordance with GAAP as adjusted by the accounting principles, practices, assumptions, conventions, procedures, classification, methodologies and policies set forth on Section 2.02(c) of the Disclosure Letter (the “Accounting Principles”). The Estimated Closing Statement shall also include instructions that identify (1) the bank account (or bank accounts) to which the Closing Purchase Price is to be paid pursuant to Section 2.02(a) and (2) the bank accounts designated to facilitate direct payment of the Estimated Transaction Expenses to the applicable payees.
Section 1.03Post-Closing Adjustment.
(a)No later than one hundred and twenty (120) calendar days after the Closing Date, the Buyers shall prepare and deliver, or cause to be prepared and delivered, to Sellers a schedule setting forth the Buyers’ good faith calculation of the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth therein (the “Closing Adjustments Schedule”). The parties agree that the purpose of preparing the Closing Adjustments Schedule and determining the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price is to measure the amount of the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price in accordance with the definitions set forth in this Agreement and the Accounting Principles, and such process is not intended (A) to permit the introduction of different accounting methods, policies, principles, practices, assumptions, conventions, judgments, procedures, classifications or estimation methodologies (including with respect to accruals and reserves) for the purpose of determining the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price other than those set forth in the Accounting Principles or (B) to adjust for errors or omissions that may be found with respect to the Business Financial Statements or any inconsistencies between the Business Financial Statements and GAAP (it being understood that this clause (B) shall not affect the Buyers’ rights and remedies otherwise available with respect to such errors, omissions and inconsistencies, including against the R&W Insurance Policy).

(b)Preparation, Examination and Review.
(i)In connection with the preparation, examination and review of the Closing Adjustments Schedule and until the Closing Adjustments Schedule becomes final and binding upon the parties, the Sellers and the Buyers shall (A) reasonably cooperate with and assist, and shall cause their Representatives to reasonably cooperate with and assist, the other party and its Representatives in the preparation and review of the Closing Adjustments Schedule and (B) provide the other party and its Representatives with reasonable access to the Business Records and relevant personnel and properties of the disclosing party to permit the other party to prepare or review, as applicable, the Closing Adjustments Schedule and the calculation of the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price as set forth therein.
(ii)The Closing Adjustments Schedule shall become final and binding upon the parties on the 45th day following receipt thereof by the Sellers, unless the Sellers give written notice of their disagreement with the Closing Adjustments Schedule (a “Statement of Objections”) to the Buyers prior to such date. Any Statement of Objections shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Statement of Objections is received by the Buyers, then the Closing Adjustments Schedule (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (1) the date on which the Buyers and the Sellers resolve in writing any differences they have with respect to the matters specified in the Statement of Objections and (2) the date on which all such disputed matters are finally resolved in writing by the Independent Accountant pursuant to the procedures set forth in this Section 2.03(b)(ii). During the 45-day period following the delivery of a Statement of Objections or any mutually agreed extension thereof, the Buyers and the Sellers shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Statement of Objections. At the end of such 45-calendar-day period or mutually agreed extension thereof, upon written notice from either the Buyers or the Sellers, the Buyers and the Sellers shall submit to the Independent Accountant for review any and all matters that remain in dispute and were included in the Statement of Objections. The parties shall instruct the Independent Accountant to render its decision as to the disputed items and the effect of its decision on the Closing Adjustments Schedule as promptly as practicable but in no event later than 60 calendar days after the date of such submission. Each party shall furnish to the Independent Accountant such working papers and other relevant documents and information relating to the disputed items. In the event any party shall participate in teleconferences or meetings with, or make presentations to, the Independent Accountant, the other party shall be entitled to participate in such teleconferences, meetings or presentations. The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between the parties in writing.
(iii)In resolving any such disputed item, the Independent Accountant (A) shall act in the capacity of an expert and not as an arbitrator, (B) shall limit its review to matters specifically set forth in the Statement of Objections as to a disputed item that was submitted for resolution to the Independent Accountant (other than matters thereafter resolved by mutual written agreement of the parties) and (C) prepare its calculations and render its decision in accordance with the

Accounting Principles and the terms of this Section 2.03 and shall not assign a value to any disputed item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Adjustments Schedule or in the Statement of Objections. The scope of the Independent Accountant’s review shall be limited to whether the amounts of the Closing Cash, the Closing Working Capital, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount or the Final Purchase Price identified as in dispute in the Statement of Objections and remaining in dispute were prepared in accordance with this Section 2.03 and the Accounting Principles and whether there were mathematical errors in the relevant Closing Adjustments Schedule, and the Independent Accountant shall not be authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Independent Accountant is not authorized to, and shall not, make any other determination, including any determination (1) with respect to any matter included in the Closing Adjustments Schedule or the Statement of Objections that was not submitted for resolution to the Independent Accountant, (2) as to whether the Accounting Principles were followed with respect to the Business Financial Statements, (3) as to the accuracy of the representations and warranties set forth in Section 3.05 or any other representation or warranty in this Agreement, (4) as to compliance by any party with any of its respective covenants in this Agreement, (5) as to whether the Target Working Capital is correct, adequate or sufficient or (6) that an issue was not properly included by the Buyers in the Statement of Objections. Any dispute not within the scope of disputes to be resolved by the Independent Accountant pursuant to this Section 2.03 shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Accountant, and any work or analyses performed by the Independent Accountant, may not be offered as evidence of a breach of Section 3.05, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 2.03).
(iv)The final determination by the Independent Accountant of the matters submitted to it pursuant to Section 2.03(b)(ii) shall (A) be in writing, (B) subject to the limitations set forth in Section 2.03(b)(iii), include the Independent Accountant’s calculation of the Final Purchase Price, (C) include the Independent Accountant’s determination of each matter submitted to it pursuant to Section 2.03(b)(ii) and (D) include a brief summary of the Independent Accountant’s reasons for its determination of each issue.
(v)The resolution of disputed items by the Independent Accountant shall be final and binding, absent manifest error, and a Governmental Order may be entered in respect thereof by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accountant incurred pursuant to this Section 2.03 shall be borne by the Buyers and the Sellers in inverse proportion as they may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time its determination on the merits of the matters submitted is rendered, and the Buyers and the Sellers shall each pay their own fees and expenses in connection with the resolution of any disputes under this Section 2.03.
(c)Within five Business Days after the Closing Adjustments Schedule becomes final and binding upon the parties pursuant to Section 2.03(b):

(i)if the Final Purchase Price exceeds the Closing Purchase Price, the Buyers shall pay to the Sellers an amount equal to the positive value of such excess, in cash by wire transfer of immediately available funds in U.S. dollars, to the account or accounts designated in writing by the Sellers (such designation to be made at least two Business Days prior to such payment); and
(ii)if the Final Purchase Price is less than the Closing Purchase Price, the Sellers shall be jointly and severally obligated to pay to the Buyers an amount equal to the positive value of such deficit, in cash by wire transfer of immediately available funds in U.S. dollars, to the account or accounts designated in writing by the Buyers (such designation to be made at least two Business Days prior to such payment).
(d)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.03 shall be treated as an adjustment to the Closing Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
(e)Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.03 shall be the sole and exclusive remedy of the parties for any disputes related to the items required to be included or reflected in the calculation of the Closing Working Capital, the Closing Cash, the Transferring Indebtedness, the Repaid Indebtedness, the Transaction Expenses, the Closing Working Capital Adjustment Amount and the Final Purchase Price.
Section 1.04Closing.
(a)Subject to the terms and conditions of this Agreement, the purchase and sale of the Transferred Parent Equity Interests contemplated by Section 2.01 shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York City time, on the second Business Day after all conditions to the obligations of the Buyers and the Sellers under Article VII shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at such time) remotely via the electronic exchange of documents and signature pages, or at such other time and date as the parties may agree; provided that each of the Buyers and the Sellers may, in their sole discretion, elect to delay the Closing to the first day of the month immediately following the date such conditions under Article VII shall have been satisfied or waived, as set forth above, and if such day is not a Business Day, the Closing shall take place on the first Business Day thereafter (the date on which the Closing occurs is referred to herein as the “Closing Date”).
(b)Transaction to be effected at the Closing.
(i)At the Closing, the Buyers shall deliver to the Sellers:
(A)the Closing Purchase Price pursuant to Section 2.02(a);
(B)an executed counterpart to the Transition Services Agreement;
(C)an executed counterpart to the Logistic Services Agreement;

(D)a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;
(E)certified copies of the resolutions duly adopted by the board of directors of each Buyer and GLBE authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of all transactions contemplated hereby and thereby; and
(F)an executed counterpart of the Transfer Documents.
(ii)At the Closing, the Sellers shall deliver to the Buyers:
(A)an executed counterpart to the Transition Services Agreement;
(B)an executed counterpart to the Logistic Services Agreement;
(C) with respect to each non-foreign Seller, a duly executed certificate of non-foreign status in accordance with Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, in form reasonably agreed upon by the parties;
(D)with respect to each foreign Seller, an affidavit, dated within 30 days of the Closing Date, certifying that the assets being conveyed by it are not “United States real property interests” within the meaning of Section 897(c) of the Code, in form reasonably agreed upon by the parties;
(E)a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) through Section 7.02(c) have been satisfied;
(F)certified copies of the resolutions duly adopted by the board of directors of (or equivalent governing bodies) of Sellers authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of all transactions contemplated hereby and thereby;
(G)all share certificates, duly executed share transfer documents and corporate approvals, required in order to evidence and consummate the transfer of the Transferred Parent Equity Interests, in the forms attached hereto as Schedule 2.04(b)(ii)(G) (the “Transfer Documents”); and
(H)written letters of resignation, in the form attached hereto as Schedule 2.04(b)(ii)(H), from each of the current members of the board of directors of each member of the Transferred Entities (only in their capacities as directors), in each case effective at the Closing.

Section 1.05Withholding. The Buyers and their Affiliates shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable Law. To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made. If the Buyers or any other applicable withholding agent determines that it may need to withhold any Tax under this Section 2.05, it shall provide reasonable notice to the Person in respect of which such withholding is required to be made. Notwithstanding the foregoing, no withholding shall be made under section 980 of the Irish Taxes Consolidation Act 1997.
Section 1.06Allocation of Purchase Price.
(a)The parties shall allocate the Purchase Price (as adjusted pursuant to Section 2.02(a) and Section 2.03) among the Transferred Parent Equity Interests (or, if the applicable Transferred Parent Entity is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, such Transferred Parent Entity’s assets) (the “Allocation”) pursuant to an allocation schedule to be discussed in good faith and agreed between the Buyer and the Seller prior to Closing (the “Allocation Schedule”). In the event of any changes thereafter, the Sellers may update the Allocation Schedule to reflect such changes. The Allocation Schedule shall be final and binding on the parties as the Allocation.
(b)The Buyers and the Sellers shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any Tax authority, in a manner consistent with the Allocation, and shall not take any position inconsistent with the Allocation in any examination of any Tax Return, in any refund claim or in any Tax Proceeding, except as required by applicable Tax Law. If the Allocation Schedule is updated as permitted under Section 2.06(a), the parties shall amend and refile any relevant Tax Returns, and the party responsible for filing such Tax Return shall bear the costs and expenses related to such amendment and refiling.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the section or subsection of the Disclosure Letter corresponding to the particular section or subsection in this Article III or in any other section or subsection of Article III of the Disclosure Letter to the extent it is readily apparent on the face of such disclosure that it is applicable to qualify such representation and warranty, each of the Sellers hereby represents and warrants to the Buyers, as of the date hereof and as of the Closing Date:
Section 1.01Organization. (a) Each Seller and Transferred Entity is duly organized, incorporated (or formed), validly existing and, where such concept is recognized in the applicable jurisdiction and to the extent legally relevant, in good standing under the Laws of its jurisdiction of organization. Each Transferred Entity has all requisite power and authority under its organizational documents to conduct the Business conducted by such entity as it is conducted as of the date hereof.
(b)Each Transferred Entity is duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the assets held by such entity and the conduct of the Business conducted by such entity requires such entity to be so qualified or otherwise authorized except as would not, individually or in the aggregate be material to the Transferred Entities, taken as a whole.

Section 1.02 Authority and Qualification. Each Seller has the requisite power and authority to execute, deliver and perform its respective obligations under the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller, and no other corporate or other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of such Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the other Transaction Documents shall have been, duly executed and delivered by each applicable Seller, and, assuming due authorization and delivery by the other parties hereto, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution the other Transaction Documents shall constitute, a valid and binding obligation of each applicable Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights and remedies generally, and by general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).
Section 1.03 Title to Transferred Equity Interests.
(a)Section 3.03(a) of the Disclosure Letter sets forth, as of the date of this Agreement and for each Transferred Entity, the number, type and class of all issued and outstanding equity interests in such Transferred Entity (such issued and outstanding equity interests, the “Transferred Equity Interests”) and the record and beneficial owners thereof.
(b)The Transferred Equity Interests have been duly authorized, validly issued and are fully paid and non-assessable. Other than this Agreement, no Transferred Entity is, and prior to the Closing Date no Transferred Entity will become, a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any additional equity interests of any Transferred Entity, including pursuant to any right of first offer or similar right. None of the issued Transferred Equity Interests was issued in violation of any preemptive rights. Each applicable Seller has good and valid title to its Transferred Parent Equity Interests and, upon consummation of the Transaction, assuming the Buyers have the requisite power and authority to be the lawful owners of the Transferred Parent Equity Interests, good and valid title to the Transferred Parent Equity Interests shall pass to the Buyers, free and clear of all Encumbrances, other than those arising from acts of the Buyers or their Affiliates and transfer restrictions under applicable securities Laws or as may be set forth in the organizational documents of the Transferred Parent Entities. There are no voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Transferred Equity Interests.
Section 1.04No Conflicts; Consents.
(a)The execution and delivery by each Seller of the Transaction Documents to which it is a party and the consummation by each Seller of the Transaction do not and will not, as applicable, (i) violate or conflict with any organizational documents of such Seller, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) such Seller, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any of the Transferred Equity Interests under any Material Contract, (iii) subject to the matters described in Section 3.04(b), violate or result in a breach of any Governmental Order or Law applicable to any of the Transferred Entities, (iv) require the consent, waiver or approval of or require any notification to the party to any Contract to which any of the Transferred Entities is a party to or by which any of their respective properties or assets (whether tangible or intangible) are bound in connection with the Transaction, or cause any such Contract not to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of and benefits to, the Transferred Entities under such Contract from and after the Closing, or (v) prevent any of the Transferred Entities from exercising all of its rights under any Contract to which such Transferred Entity is a party or by which any of its respective properties or assets (whether tangible or intangible) are bound, or require the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Transferred Entities would otherwise be required to pay pursuant to the terms of such Contract had the Transaction not occurred, except as set forth on Section 3.04 of the Disclosure Letter and, in the case of clauses (ii), (iii), (iv) and (v) except as would not have, individually or in the aggregate, a Material Adverse Effect.
(b)No consent of, or registration, declaration, notice or filing with, any Governmental Authority, including filings under the HSR Act, is required to be obtained or made by any member of the Seller Group in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect.
Section 1.05Financial Statements. The Business Financial Statements fairly present in all material respects, in conformity with GAAP (as modified by the principles, procedures and practices used in the preparation of the Business Financial Statements and described in Section 3.05 of the Disclosure Letter) applied on a consistent basis, the financial position of the Transferred Entities and the results of operations of the Transferred Entities for the periods covered thereby.
Section 1.06Undisclosed Liabilities. There are no material Liabilities (and to the Knowledge of the Sellers, there are no immaterial Liabilities) of the Transferred Entities that would be required under GAAP (as modified by the principles, procedures and practices used in the preparation of the Business Financial Statements and described in Section 3.05 of the Disclosure Letter) to be disclosed on a balance sheet of the Transferred Entities as of the date hereof, except (i) Liabilities disclosed on the Reference Balance Sheet and (ii) Liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet.
Section 1.07Absence of Certain Changes, Events and Conditions. Except for the negotiation and execution of this Agreement and the other Transaction Documents or as expressly contemplated hereby or thereby, since the date of the Reference Balance Sheet through the date of this Agreement, (x) the Transferred Entities have operated in the ordinary course of business in all material respects, (y) there has not been a change, effect or event that has had, individually or in the aggregate, a Material Adverse Effect and (z) no Transferred Entity has:
(a)sold, leased, subleased, assigned, licensed or transferred any of its material assets or portion thereof (other than in the ordinary course of business and other than sales of obsolete assets or assets with no book value) or mortgaged, pledged or subjected them to any additional Encumbrance, except for Permitted Encumbrances;

(b)made any material capital expenditures in respect of real or personal property or commitments therefor, in excess of $25,000;
(c)suffered any material casualty loss, except for any such casualty loss covered by insurance;
(d)created, incurred, assumed or guaranteed any Indebtedness for borrowed money;
(e)amended or authorized the amendment of its certificate of incorporation, articles of association or bylaws;
(f)made any material change in its accounting methods or auditing practices, except in so far as was required by (i) a change in GAAP, (ii) the independent accountants of the Seller Group or (iii) the Financial Accounting Standards Board or any similar organization;
(g)acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquired or licensed any assets or properties, in each case other than in the ordinary course of business;
(h)engaged in any activity that would require the Buyers’ consent pursuant to Section 5.01, other than clauses (b)(iii), and (b)(viii) thereof; or
(i)committed or agreed to do any of the foregoing.
Section 1.08Material Contracts.
(a)Section 3.08(a) of the Disclosure Letter lists each of the following Contracts of the Transferred Entities (excluding in each case Contracts comprising Benefit Plans and Labor Contracts) (the “Material Contracts”):
(i)that limits or purports to limit, in any material respect, the ability of any of the Transferred Entities to compete in any line of business (including any Contracts containing exclusivity terms, rights of first refusal or negotiation or similar provisions) or within any industry or geographical area or to solicit any person;
(ii)that expressly creates a material partnership or joint venture or similar arrangement;
(iii)under which a Transferred Entity has a material outstanding obligation relating to the acquisition or disposition of any business, asset or entity (whether by merger, sale of stock, sale of assets or otherwise);
(iv)(A) with any Material Supplier and (B) for the purchase of materials, supplies, goods, equipment or services under which payments in excess of $150,000 were made by or on behalf of the Transferred Entities during fiscal year 2021 (or that are anticipated to exceed such amount for fiscal year 2022);
(v)a license, royalty or similar Contract with respect to Intellectual Property granted to a Transferred Entity (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted to a Transferred Entity in the ordinary course of business) under which payments in excess of $25,000 were made by or on behalf of the Business during fiscal year 2021 or are reasonably expected to be made by or on behalf of the Business during fiscal year 2022;
(vi)a license, royalty or similar Contract with respect to Intellectual Property granted by a Transferred Entity (other than non-exclusive licenses granted by a Transferred Entity in the ordinary course of business);
(vii)with the Material Customers;
(viii)each Contract providing for “most favored customer” or similar rights;
(ix)each Contract pursuant to which any third party has the right to resell products or services of any of the Transferred Entities;
(x)each Contract pursuant to which any of the Transferred Entities is a lessor or a lessee of any personal property or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $50,000;
(xi)each Contract involving any resolution or settlement of any threatened or actual legal proceeding involving any member of the Transferred Entities with outstanding payment obligations in excess of $50,000 or any material ongoing requirements or restrictions;
(xii)each Contract for the issuance, sale or voting of equity interests of any member of the Transferred Entities, or the grant of a stock option or similar equity interests of any member of the Transferred Entities;
(xiii)each Contract that (A) prohibits or restricts the payment of dividends or distributions with respect to the Transferred Parent Equity Interests or other equity interests of any member of the Transferred Entities, (B) prohibits or restricts the pledging of the Transferred Parent Equity Interests or other equity interests of any member of the Transferred Entities, or (C) prohibits or restricts the issuance of guarantees by any member of the Transferred Entities;
(xiv)each Contract involving any of the Transferred Entities, on the one hand, and any member of the Seller Group (other than the Transferred Entities), on the other hand; and
(xv)each Contract with any Governmental Authority.
(b)The Sellers have made available to the Buyers, in all material respects, true, correct and complete copies of all Material Contracts (other than the Material Contracts under Section 3.08(a)(vii) which true, correct and complete copies thereof were made available to the Buyers), including any material amendments thereto (other than the Material Contracts under Section 3.08(a)(vii) which all amendments thereto were made available to the Sellers), (i) each Material Contract is in full force and effect and is a valid and binding agreement of the relevant member of the Transferred Entities, enforceable against such member of the Transferred Entities in accordance with its terms, subject to the Enforceability Exceptions, (ii) no member of the Transferred Entities is in breach of or default under any Material Contract to which it is a party, and, to the Knowledge of the Sellers, no other party to any such Contract is in breach thereof or default thereunder, (iii) no member of the Seller Group has received from any counterparty any written (or to the Sellers’ Knowledge, oral) notice or written (or to the Sellers’ Knowledge, oral) claim of default by a member of the Transferred Entities under any Material Contract and (iv) to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Material Contract by any member of the Transferred Entities. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.08 do not apply to the Transferred Real Property Leases, which are covered exclusively in Section 3.10.
Section 1.09Title to Assets. The Transferred Entities have good and valid title to, or hold pursuant to a valid and enforceable leasehold interest in, all Transferred Personal Property, whether or not reflected in the Reference Balance Sheet as being owned or leased by the Transferred Entities, in all cases free and clear of any Encumbrances, other than Permitted Encumbrances, except for Transferred Personal Property disposed of, or subject to a lease that has expired or been terminated, in each case in the ordinary course of business since the date of the Reference Balance Sheet. All Transferred Personal Property, taken as a whole, is in good working condition, ordinary wear and tear excepted, and is in all material respects suitable for the purposes for which it is currently used in the Business.
Section 1.10Real Property.
(a)No Transferred Entity owns any real property.
(b)A list of all real property leases, subleases and licenses under which any of the Transferred Entities occupies or uses real property is set forth on Section 3.10(b) of the Disclosure Letter (the “Transferred Real Property Leases”). With respect to each Transferred Real Property Lease, (i) such Transferred Real Property Lease is in full force and effect, (ii) a Transferred Entity has a valid leasehold title in the Leased Real Property, (iii) neither the relevant Transferred Entity, nor, to the Knowledge of the Sellers, the landlord under such Transferred Real Property Lease, is in default thereunder and (iv) to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default by the relevant Transferred Entity under such Transferred Real Property Lease.
(c) (i) No member of the Seller Group has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to the Leased Real Property and (ii) no Transferred Entity has leased, subleased, licensed or otherwise granted to any third party any right to use or occupy any portion of any Leased Real Property.
Section 1.11Intellectual Property.
(a)The Transferred Entities own or have sufficient rights to use all Intellectual Property used in or necessary to conduct the Business. All of the Registered IP is subsisting and, to the Knowledge of the Sellers, valid and enforceable.
(b)All right, title and interest in and to the Business Intellectual Property is owned by (or, in certain cases licensed by) a member of the Transferred Entities, subject to: (i) non-exclusive licenses granted to entities and businesses previously divested by the

Seller Group to operate such divested entities and businesses; (ii) with respect to Business Intellectual Property licensed by a member of the Transferred Entities, subject to the rights of the owner or licensor of such Business Intellectual Property; (iii) non-exclusive licenses granted to third parties under a settlement; or (iv) Permitted Encumbrances.
(c)Except as would not be material to the Business and the Transferred Entities, taken as a whole, (i) the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of another Person and (ii) to the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating the Business Intellectual Property.
(d)Except as would not be material to the Business and the Transferred Entities, taken as a whole, (i) to the Knowledge of the Sellers, no Business Software held by a Transferred Entity incorporates any open source code in a manner that would require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such Business Software, and (ii) the Transferred Entities are in compliance with the terms and conditions of all relevant licenses for open source software used in the Business.
(e)Except as would not be material to the Business and the Transferred Entities, taken as a whole, no member of the Seller Group is a party to any pending or, to the Knowledge of the Sellers, threatened actions, suits or proceedings (i) alleging that the operation of the Business infringes, misappropriates, or otherwise violates the Intellectual Property of any Person or (ii) challenging the ownership (or in certain cases, the licensed rights), validity, enforceability or use of any Business Intellectual Property, or the registration of the Registered IP.
(f)No current or former employee or independent contractor has any ownership right to or in any material Business Intellectual Property that is owned by the Transferred Entities.
Section 1.12Legal Proceedings; Governmental Orders.
(a)There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Sellers’ Knowledge, threatened against or by any of the Transferred Entities or any member of the Seller Group relating to the Business, including such actions, suits, claims, investigations and other legal proceedings that challenge or seek to prevent, enjoin or otherwise delay the Transaction, in each case that is material to the Business.
(b)There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to the Sellers’ Knowledge, threatened against any of the Transferred Entities or any member of the Seller Group relating to the Business by or before any Governmental Authority, in each case that is material to the Business.
(c)No Transferred Entity is subject to any Governmental Order and, to the Sellers’ Knowledge, there are no such Governmental Orders threatened to be imposed, in each case that is material to the Business.
(d)This Section 3.12 does not apply to environmental matters, which are the subject of Section 3.14, Intellectual Property matters, which are the subject of Section 3.11, or Tax matters, which are the subject of Section 3.17.

Section 1.13Compliance With Laws; Permits.
(a)The Transferred Entities are, and have been since January 1, 2020, conducting the Business in compliance in all material respects with all Laws and Governmental Orders.
(b)(i) The Transferred Entities have all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits and (iv) no member of the Transferred Entities is in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, in each case of sub-clauses (i) through (iii) except as would not have, individually or in the aggregate, a Material Adverse Effect.
(c)None of the representations and warranties contained in Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).
Section 1.14Environmental Matters.
(a)Except as would not have, individually or in the aggregate, a Material Adverse Effect:
(i)each member of the Transferred Entities is, and has been since January 1, 2020, in compliance with all applicable Environmental Laws to the extent relating to the Business;
(ii)the Transferred Entities have obtained and are in compliance with all Environmental Permits to conduct the Business as currently conducted;
(iii)since January 1, 2020, no member of the Transferred Entities has received a written order, complaint or penalty in connection with the Business that alleges a violation of any Environmental Law, the substance of which has not been resolved;
(iv)there is no judicial proceeding pending or, to the Knowledge of the Sellers, threatened by a third party against any member of the Transferred Entities in connection with the Business alleging a liability under any Environmental Law; and
(v)no member of the Transferred Entities is investigating or remediating releases of Hazardous Substances at any of the Leased Real Properties pursuant to any Environmental Law.
Section 1.15Employee Benefit Matters.
(a)Section 3.15(a) of the Disclosure Letter contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more

Employees, Former Employees, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any member of the Seller Group, or under which a Transferred Entity has any material Liability for premiums or benefits (as listed on Section 3.15(a) of the Disclosure Letter, each, without regarding to materiality, a “Benefit Plan”).
(b)Each Assumed Benefit Plan is and has been operated in all material respects in accordance with its terms and with all applicable Laws including ERISA and the Code. With respect to each such Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. To the Knowledge of the Sellers, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.
(c)No member of the Seller Group is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, on behalf of any Employee. With respect to each member of the Seller Group or any Person or entity that would be treated as a single employer with any member of the Seller Group for purposes of Section 414(b), (c), (m) or (o) of the Code, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA that would result in any Liability, at or after the Closing, to the Buyers or any entity that, together with the Buyers, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, in an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)Except as set forth in Section 3.15(d) of the Disclosure Letter: (i) there is no pending or, to the Sellers’ Knowledge, threatened action relating to an Assumed Benefit Plan; and (ii) no Assumed Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(e)The execution and delivery of this Agreement by the Sellers and the consummation by each member of the Seller Group of the Transaction will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee, Former Employee or any officer, director or independent contractor of the Transferred Entities or any increased or accelerated funding obligation with respect to any Assumed Benefit Plan.
Section 1.16Employment Matters.
(a)Section 3.16(a) of the Disclosure Letter contains a list, as of the date of this Agreement, of each collective bargaining agreement, works council, employee association, employee Representative or other labor union contract or arrangement that covers one or more Employees, excluding any national, industry or similar generally applicable Contract or arrangement (each, a “Labor Contract”). As of the date of this Agreement, there are no (i) strikes, work stoppages, lockouts or arbitrations pending or, to the Knowledge of the Sellers, threatened against or involving the Transferred Entities by any Employees or (ii) except as would not be material to the Business and the Transferred Entities, taken as a whole, unfair labor practice charges, grievances or complaints pending, or to the Knowledge of the Sellers, threatened against the Transferred Entities by or on behalf of any Employee. With respect to the Employees and Former Employees, each Transferred Entity is in compliance in all material respects with all applicable Laws pertaining to labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.
(b)Section 3.16(b) of the Disclosure Letter lists each Employee as of the date hereof (excluding each Employee listed in Section 1.01(b) of the Disclosure Letter), including, to the extent permitted by applicable Law, an identification number and such Employee’s position, work location, employing entity, base salary or wages, target bonus, employment status (i.e., part-time or full-time, exempt or non-exempt), hire date and leave status, which schedule shall be updated as soon as reasonably practical following the date hereof to include for each such Employee, accrued vacation and paid-time off. The Employees are all of the employees who perform services primarily for or on behalf of the Business. Sellers have provided or made available to the Buyers prior to the date hereof true and complete copies of the form employment and individual independent contractor agreements used as a basis by each Transferred Entity, and any individual employment agreements that materially deviate from the form in relation to termination or severance rights.
(c)Each member of the Seller Group is in compliance in all material respects with all applicable Laws relating to employment matters applicable to the Employees and the Former Employees. Each Transferred Entity has properly, in all material respects, classified all independent contractors engaged by such Transferred Entity.
(d)During the three (3) years prior to the date of this Agreement, no Transferred Entity has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Transferred Entity.
Section 1.17Taxes.
(a) Each Transferred Entity that is required by Law to have been registered, enrolled or enlisted with any Taxing Authority has been so registered, enrolled or enlisted with such Taxing Authority.
(b)All material Tax Returns required to have been filed by or with respect to the Transferred Entities or the Business have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are correct and complete in all material respects.
(c)All Taxes shown to be payable on Tax Returns required to have been filed by or with respect to the Transferred Entities or the Business have been paid or will be timely paid.
(d)There are no Encumbrances (other than Permitted Encumbrances) for material Taxes upon the Transferred Equity Interests or the assets of any Transferred Entity.
(e)No deficiency for material Taxes has been asserted or assessed by a Governmental Authority in writing against (x) any of the Transferred Entities or (y) any member of the Seller Group to the extent related to the Business, in each case, that has not been satisfied by payment, settled or withdrawn.

(f)There is no outstanding waiver of any statute of limitations in respect of Taxes or agreement to extend the time with respect to a Tax assessment or deficiency relating to the Transferred Entities, except for any such waivers or agreements to extend with respect to a Sellers Consolidated Group.
Section 1.18Brokers. No broker, finder or investment banker (other than ComCap LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Sellers.
Section 1.19Anti-Corruption and Trade Controls. Since January 1, 2018, each Transferred Entity and each of its officers, directors, employees, and to the Knowledge of the Sellers, agents, distributors and other individuals or entities acting for or on behalf of such Transferred Entity (collectively, the “Relevant Persons”) have not directly or indirectly violated in a material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to such Transferred Entity. To the Knowledge of the Sellers, since January 1, 2020, the Relevant Persons have not in the course of their actions for, or on behalf of, any Transferred Entity engaged directly or indirectly in transactions prohibited by any law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable economic or trade sanctions law.
Section 1.20Affiliate Agreements. Other than the Transaction Documents, Section 3.20 of the Disclosure Letter sets forth all agreements to which any member of the Seller Group (other than the Transferred Entities), on the one hand, and a Transferred Entity, on the other hand, are parties, other than any employee agreements.
Section 1.21Data Privacy.
(a)Each member of the Seller Group, with respect to the Business, has, since May 1, 2016, collected, acquired, accessed, viewed, used, processed, disclosed, transferred and received Personal Information in material compliance with (i) all applicable Privacy Laws; (ii) any publicly posted privacy policy or notice of the Seller Group including customer and/or user policies and any other publicly posted or internal policies or guidelines of the Seller Group under which Personal Information has been or is collected or processed, including, without limitation, the user membership feature; and (iii) contractual requirements to which the Seller Group is bound pertaining to data protection or the privacy, security, collection, use and disclosure of Personal Information (collectively, “Privacy Legal Requirements”). The Seller Group, with respect to the Business, has all rights, consents and legal bases and legal basis and/or legal grounds to collect, use, process and transfer all Personal Information used in the context of the business of the Seller Group, with respect to the Business. Copies of all current Seller Group written privacy policies with respect to the Business have been made available to the Buyers and such copies are true, correct and complete.
(b)Each member of the Seller Group, with respect to the Business, has entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Seller Group that obligate such persons to comply with all applicable Privacy Legal Requirements and to take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure.

(c)Since May 1, 2016 (i) each member of the Seller Group has, with respect to the Business, taken commercially reasonable steps consistent with standard industry practices to secure data related to the Business (including Personal Information) from unauthorized access or unauthorized use by any Person, (ii) to the Knowledge of the Sellers, there has been no unauthorized use, access, disclosure, or other security incident attributable to the Transferred Entities, of or involving Personal Information collected or used by or under the control of the Business and (iii) no member of the Seller Group has been legally or contractually required to provide any notice to any Person in connection with any unauthorized, access, disclosure and/or misuse of Personal Information with respect to the operation of the Business or has done so.
(d)No Transferred Entity has received (or, to the Knowledge of the Sellers, has been threatened with) a written (i) complaint, claim or action from any Person in relation to the processing of Personal Information in connection with the Business or (ii) communication from any Governmental Authority that such Transferred Entity is acting or has acted in breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws. There are no unhandled requests from individuals or other third parties seeking to exercise any data protection or privacy rights.
(e)The execution, delivery and performance of this Agreement and the consummation of the Transaction comply with all Privacy Legal Requirements, nor will such consummation require the consent, notice waiver or authorization of, or declaration, filing or notification of any Person and/or third party or any additional action, in respect of any Personal Information. No transfer of Personal Information in connection with this Agreement and the Transaction will violate any Privacy Legal Requirements.
Section 1.22SEC Filings. Neither the Sellers nor any of their Affiliates, since January 1, 2018, filed any documents with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), which, as of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), with respect to the Business only, (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) did not comply in all material respects with the applicable requirements of the Exchange Act.
Section 1.23Sufficiency of Assets. Except (a) for corporate and administrative services, including human resources, legal, procurement, sales and client management, shipping and transportation, finance and treasury and marketing, provided by any member of the Seller Group to the Business, (b) for services and other rights that are to be made available pursuant to the Transition Services Agreement and other Transaction Documents, (c) for the Split Contracts or Contracts used in the Sellers’ cross-border logistics business, including those necessary to perform services under the Logistic Services Agreement, and (d) as set forth in Section 3.23 of the Disclosure Letter, the Transferred Entities will own or have the right to use, in all material respects, all of the assets, properties and rights of the Seller Group that (i) are necessary for or primarily used or held for use in connection with the conduct of the Business as conducted as of the date hereof and as of immediately prior to the Closing, (ii) are necessary and sufficient to service all Contracts to which any Transferred Entity is a party and (iii) will enable the Buyers and their Affiliates to operate the Business immediately after the Closing in substantially the same manner as it is operated as of the date hereof and as of immediately prior to the Closing.

Section 1.24Customers and Suppliers. No Material Customer or Material Supplier (a) has given any member of the Seller Group, written (or to the Sellers’ Knowledge, oral) notice that it intends to (i) terminate, fail to renew or materially amend, modify or reduce its business relationship with the Transferred Entities (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), (ii) materially reduce or alter the frequency or volume of purchase orders (or similar documents) submitted to the Transferred Entities or (iii) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions, or (b) has during the past twelve (12) months decreased materially its supply of services or products to, or purchase of products or services from, the Transferred Entities. No Material Customer or Material Supplier has advised the Transferred Entities in writing or, to the Sellers’ Knowledge, orally of any material problem or dispute with any Material Customer or Material Supplier. No member of the Seller Group or any of their Representatives has during the past twelve (12) months (x) amended the commercial terms or other economics or operational parameters of the proposition under the Material Contracts with such Material Customer or (y) offered or promised to any Material Customer a fee reduction or other alternative economic benefit under the Material Contracts with such Material Customer.
Section 1.25No Other Representations and Warranties. Except for the representations and warranties made by the Sellers in this Article III or in any certificate delivered by the Sellers to the Buyers at the Closing pursuant to the terms of this Agreement, no member of the Seller Group or any other Person makes any other express or implied representation or warranty with respect to the Seller Group (including the Transferred Entities) or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Business or the Transferred Entities, notwithstanding the delivery or disclosure to the Buyers or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, no member of the Seller Group or any other Person makes or has made any express or implied representation or warranty to the Buyers or any of their Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Business, the Transferred Entities or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (b) except for the representations and warranties made by the Sellers in this Article III or in any certificate delivered by the Sellers to the Buyers at the Closing pursuant to the terms of this Agreement, any oral or written information presented to the Buyers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Business and the Transferred Entities, the negotiation of this Agreement, the Transaction Documents or the course of the Transaction. Except as expressly set forth in this Agreement, no member of the Seller Group or any other Person will have or be subject to any liability or other obligation to the Buyers, their Affiliates, Representatives or any other Person resulting from the sale of the Transferred Equity Interests to the Buyers, the consummation of the Transaction or Buyers’ use of, or the use by any of their Affiliates or Representatives of any such information, including information, documents, projections, forecasts or other material made available to the Buyers, their Affiliates or Representatives in any “data rooms”, teaser, confidential information memorandum or management presentations in connection with the Transaction. The Sellers disclaim any and all other representations and warranties, whether express or implied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND GLBE

Except (a) as set forth in the section or subsection of the Disclosure Letter corresponding to the particular section or subsection in this Article IV or in any other section or subsection of Article IV of the Disclosure Letter to the extent it is readily apparent on the face of such disclosure that it is applicable to qualify such representation and warranty and (b) as disclosed in any document filed or furnished with the SEC by GLBE and publicly available prior to the date hereof, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature, the Buyers and GLBE hereby represent and warrant to the Sellers that:
Section 1.01Organization and Authority of Buyers and GLBE. Each Buyer and GLBE is a duly organized, validly existing and, where such concept is recognized in the applicable jurisdiction and to the extent legally relevant, in good standing under the Laws of its jurisdiction of organization. Each Buyer and GLBE has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by each Buyer and GLBE of this Agreement, the performance by each Buyer and GLBE of its obligations hereunder and the consummation by each Buyer of the Transaction have been duly authorized by all requisite corporate action on the part of each Buyer and GLBE. This Agreement has been duly executed and delivered by each Buyer and GLBE, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of each Buyer and GLBE, enforceable against each Buyer and GLBE in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions.
Section 1.02No Conflicts; Consents. The execution, delivery and performance by each Buyer and GLBE of this Agreement, and the consummation of the Transaction, do not and will not: (a) result in a violation or breach of any provision of any Buyer’s or GLBE’s organizational documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Buyer or GLBE; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any Buyer or GLBE is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have, individually or in the aggregate, a Buyer Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority, including filings under the HSR Act, is required by or with respect to any Buyer or GLBE in connection with the execution and delivery of this Agreement and the consummation of the Transaction, other than such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.. No vote of the holders of GLBE Ordinary Shares or any equity securities of any Buyer is necessary in connection with this Agreement and the consummation of the Transaction.
Section 1.03Legal Proceedings; Governmental Orders.
(a)There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Buyers’ Knowledge, threatened against or by any Buyer or GLBE or any of their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transaction, except which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Buyers’ Knowledge, threatened against any Buyer or GLBE by or before any Governmental Authority except which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)No Buyer or GLBE is subject to any Governmental Order and, to Buyers’ Knowledge, there are no such Governmental Orders threatened to be imposed, except which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 1.04Investment Purpose. The Buyers are acquiring the Transferred Parent Equity Interests solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Buyer acknowledges that the Transferred Parent Equity Interests are not registered under the Securities Act or any state securities laws, and that the Transferred Parent Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyers are able to bear the economic risk of holding the Transferred Parent Equity Interests for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 1.05Brokers. No broker, finder or investment banker (other than Piper Sandler & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyers.
Section 1.06Solvency. Immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the other Transaction Documents, each Buyer will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. The amount of contingent liabilities at any time shall be computed under this Section 4.06 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 1.07Availability of Funds. The Buyers have, and at the Closing will have, sufficient funds on hand to consummate the Transaction and the other Transaction Documents and deliver the Purchase Price and all fees and expenses related to the Transaction and the other Transaction Documents at the Closing. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyers to consummate the Transaction that the Buyers have sufficient funds for payment of the Purchase Price.
Section 1.08No Additional Representations; No Reliance.
(a)The Buyers and GLBE acknowledge and agree that except for the representations and warranties made by the Sellers in Article III or in any certificate delivered by the Sellers to the Buyers at the Closing pursuant to the terms of this Agreement, they are not relying on, and no member of the Seller Group or any other Person makes, any other express or implied representation or warranty with respect to any member of the Seller Group (including the Transferred Entities) or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Business or the Transferred Entities, including any implied warranty or representation as to the value, condition, non-

infringement, merchantability, suitability or fitness for a particular purpose as to the Transferred Equity Interests or any of the assets of the Business or the Transferred Entities, notwithstanding the delivery or disclosure to the Buyers or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, the Buyers and GLBE acknowledge and agree that they are not relying on, and no member of the Seller Group or any other Person makes or has made any express or implied representation or warranty to the Buyers or any of their Representatives with respect to, (a) any financial projection, forecast, estimate, budget or prospective information relating to the Business, the Transferred Entities or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (b) except for the representations and warranties made by the Sellers in Article III or in any certificate delivered by the Sellers to the Buyers at the Closing pursuant to the terms of this Agreement, any oral or written information presented to the Buyers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Business and the Transferred Entities, the negotiation of this Agreement and the Transaction Documents or the course of the Transaction. Except as expressly set forth in this Agreement, no member of the Seller Group or any other Person will have or be subject to any liability or other obligation to Buyers, their Affiliates, Representatives or any Person resulting from the sale of the Transferred Equity Interests to Buyers, the consummation of the Transaction or Buyers’ use of, or the use by any of their Affiliates or Representatives of any such information, including information, documents, projections, forecasts or other material made available to the Buyers, their Affiliates or Representatives in any “data rooms”, teaser, confidential information memorandum or management presentations in connection with the Transaction. The Sellers disclaim any and all other representations and warranties, whether express or implied.
(b)The Buyers acknowledge that they have conducted to their satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the Transferred Entities and the nature and condition of their properties, assets and business and, in making the determination to proceed with the Transaction, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III or in any certificate delivered by the Sellers to the Buyers at the Closing pursuant to the terms of this Agreement.
ARTICLE V
COVENANTS
Section 1.01Conduct of Business.
(a)From the date hereof until the Closing or earlier termination of this Agreement in accordance with Article VIII, except (1) as contemplated or otherwise provided in this Agreement or any Transaction Document, (2) as set forth in Section 5.01 of the Disclosure Letter, (3) as consented to in writing by the Buyers (which consent shall not be unreasonably withheld, delayed or conditioned), (4) as required by applicable Law or (5) subject to notice and consultation with the Buyers prior to taking any such action to the extent reasonably practicable, for any good faith action or inaction of any member of the Seller Group in response to any COVID-19 Measures or otherwise reasonably required for human health and safety in response to COVID-19, the Sellers shall, and shall cause the Transferred Entities to: (a) maintain their existence in good standing under applicable Law and preserve intact their current business organization in all material respects; (b) use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects; and (c) use commercially reasonable efforts to (x) maintain and preserve the Transferred Entities’ relationships with Material Customers, Material Suppliers, key Employees and other Persons having material business relationships with the Transferred Entities and (y) preserve intact the current business organization of the Transferred Entities and present goodwill of the Business; provided that no failure to take an action that requires the Buyers’ consent pursuant to Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) if the Buyers withhold such consent.
(b)Without limiting the foregoing, from the date hereof until the Closing or earlier termination of this Agreement in accordance with Article VIII, except (1) as contemplated or otherwise provided in this Agreement or any Transaction Document, (2) as set forth in Section 5.01 of the Disclosure Letter, (3) as consented to in writing by the Buyers (which consent shall not be unreasonably withheld, delayed or conditioned), (4) as required by applicable Law or (5) subject to notice and consultation with Buyers prior to taking any such action to the extent reasonably practicable, for any good faith action or inaction of any member of the Seller Group in response to any COVID-19 Measures or otherwise reasonably required for human health and safety in response to COVID-19, the Sellers shall cause the Transferred Entities not to:
(i)(A) amend, or authorize the amendment of, any of the organizational documents of any Transferred Entity, (B) subject any Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings or (C) cause any Transferred Entity to enter into any merger or consolidation or effect any recapitalization, reclassification, equity split (or reverse equity split) or like change in such Transferred Entity’s capitalization;
(ii)issue, sell, pledge, transfer, dispose of, encumber or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Transferred Equity Interests or equity interests convertible into or exchangeable for any other equity interests of any Transferred Entity;
(iii)(A) make, grant or promise any wage or salary increase or any bonus to any Employee that is or would be a Transferred Employee or to any individual independent contractor of the Business or make any increase in the payments of benefits to any Employee who is or would be a Transferred Employee under any Benefit Plan, other than merit increases in the ordinary course of business not to exceed (x) 3% of the aggregate annual wages or salary of any such employee who is primarily employed outside of Poland and (y) 9% of the aggregate annual wages or salary of any such employee who is primarily employed in Poland; (B) accelerate the vesting or time of payment of any equity compensation of an Employee who is or would be a Transferred Employee (other than to address changes in payroll payment timing); (C) adopt, grant, materially amend, terminate or materially increase the rate or terms of any Assumed Benefit Plan; or (D) enter into or materially amend any collective bargaining or similar labor agreement to which the Transferred Entities or the Transferred Employees are subject, in each case other than (I) pursuant to an existing Benefit Plan or Labor Contract, or (II) as required by Law;
(iv)enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or amend or modify or consent to the termination of any Material Contract, in each case, excluding any new Contracts or modifications, supplements or amendments to existing Contracts entered into with customers or vendors in the ordinary course of business and new Contracts of the type described in subsections (iv) and (vii) of Section 3.08(a);
(v)enter into or consummate any transaction involving the acquisition (including by merger, consolidation or exclusive license or sublicense) by the Transferred Entities of the business or stock of any other Person or substantial portion of the assets or business of any Person (other than a member of the Transferred Entities), or otherwise acquire any material assets;
(vi)make any material change in any method of accounting or auditing practice with respect to the Business other than those required by (A) GAAP, (B) the independent accountants of the Seller Group or (C) the Financial Accounting Standards Board or any similar organization;
(vii)except in the ordinary course of business consistent with past practices, (i) sell, lease, sublease, assign, license, dispose of or transfer any of its material assets or any portion thereof (including real property), other than (A) sales of inventory or obsolete assets or assets with no book value, abandonment of immaterial Intellectual Property, prepayment of Indebtedness or payment of Transaction Expenses, or (B) the use of outstanding cash balances for distribution of dividends to the Sellers and their Affiliates; or (ii) purchase any real property;
(viii)other than as contemplated pursuant to this Agreement or the other Transaction Documents, transfer internally, or otherwise alter the duties and responsibilities of, any employee of the Seller Group in a manner that would affect whether such employee is or is not classified as an Employee, other than such actions that are taken in order to fill a vacancy in the Business in the ordinary course of business consistent with past practice, or upon a resignation or a termination of employment due to death, disability or for cause (as determined by the Sellers and their Affiliates (including the Transferred Entities) in good faith);
(ix)create, incur, assume or guarantee any Indebtedness for borrowed money or make any loans or advances to, guarantees for the benefit of, or any investments in, any Person (other than the Transferred Entities), in each case, involving more than $50,000, other than (x) in the ordinary course of business or (y) as would be discharged, assumed or canceled on or prior to the Closing Date;
(x)make, or enter into any commitment for capital expenditure in respect of real or personal property, other than in the ordinary course of business consistent with past practice which shall not exceed $50,000 in the aggregate;
(xi) (i) fail to maintain in full force and effect in all material respects or fail to replace or renew any of its insurance policies in effect on the date hereof or policies substantially similar thereto, or (ii) act or fail to act in a way that would cause any coverage under the Transferred Entities’ insurance policies in effect on the date hereof to lapse;
(xii)waive, release, assign, settle or compromise any Legal Proceeding or threatened Legal Proceeding that would require disclosure under Section 3.12 if existing on the date hereof, in each case other than a waiver, release, assignment, settlement, or compromise that does not involve (A) the payment of more than $50,000 by any of the Transferred Entities or (B) the imposition of any equitable relief on any of the Transferred Entities;
(xiii)other than with respect to any Sellers Consolidated Group (A) make or change any material Tax election; (B) settle or compromise any claim, audit, assessment or other Legal Proceeding in respect of a material amount of Taxes; (C) change any annual Tax accounting period; (D) adopt or change any material method of Tax accounting; (E) amend any material Tax Return; (F) enter into any closing agreement as described in Section 7121 of the Code (or other similar provision of applicable Law) with a Taxing Authority; or (G) consent to any extension or waiver of the statute of limitations applicable to any material Tax or Tax Return;
(xiv)loan or advance (other than the payment of salary and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of expenses in the ordinary course of business consistent with past practice) any amounts to, or sell, transfer, license or lease any of its assets to, or enter into any other transactions with, any manager, director or officer or employee of the Transferred Entities; or any individual of such Person’s immediate family, including spouses, or any entity in which any of such Persons owns any controlling interest
(xv)authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.01.
(c)For purposes of determining whether the Sellers have complied with their obligations under Sections 5.01(a) and 5.01(b), (i) the Buyers acknowledges that the Transferred Entities may have implemented significant changes to their business operations in response to COVID-19 and the COVID-19 Measures, which may or may not have been in the ordinary course of business, and (ii) any action or decision taken by the Transferred Entities after the date hereof to maintain, adjust, enhance or reverse (in whole or in part) such changes shall be deemed to be in the ordinary course of business if taken by the Transferred Entities in a manner substantively consistent with the decision-making process followed by the Transferred Entities in implementing such changes prior to the date hereof and not motivated in any material respect by the Transaction (other than the Sellers’ obligation to comply with this Section 5.01).
(d)Notwithstanding anything in this Agreement to the contrary, Buyers acknowledge and agree that on or prior to the Closing Date, (A) the Sellers may (but shall have no obligations to) cause any Transferred Entity to distribute its Cash to the Sellers or any of its Affiliates (it being understood that any Cash not so distributed and held by such Transferred Entity shall be included in calculation of Closing Cash) and (B) the Sellers or any of their Affiliates may take actions, including (1) contributions, transfers, assignments and acceptances of assets and liabilities, (2) the repayment of Indebtedness and the extinguishment of Encumbrances and (3) the settlement, capitalization or cancellation of any intercompany Indebtedness or contracts and other agreements that will not be transferred to the Buyers, in the case of clauses (1) through (3), in order to facilitate the consummation of the transactions contemplated by any of the Transaction Documents. For the avoidance of doubt, nothing contained in this Agreement is intended to give the Buyers, directly or indirectly, the right to control the Seller Group’s business, including, prior to the Closing, the Business. Prior to the Closing, the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.

Section 1.02[Reserved.]
Section 1.03Confidentiality; Access to Information.
(a)The parties acknowledge that the information being made available to the Buyers and their Affiliates by any member of the Seller Group (or its agents or Representatives) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the terms of the Confidentiality Agreement will terminate solely with respect to information relating to the Business transferred to the Buyers at such Closing; provided that the Buyers acknowledge that any and all other information provided or made available to them or their Representatives concerning any member of the Seller Group or any Affiliate of any member of the Seller Group (in each case, other than the Transferred Entities) will remain subject to the terms and conditions of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement shall survive in accordance with its terms after the Closing.
(b)From the date hereof until the Closing Date or earlier termination of this Agreement in accordance with Article VIII, to the extent permitted by Law, the Sellers shall, and shall cause the other members of the Seller Group to, provide the Buyers and their Representatives with such reasonable access to the facilities of the Business, the Business’ principal personnel and the books and records pertaining exclusively to the Business as the Buyers may reasonably request in writing in order to effectuate the Transaction, without charge to the Buyers (but otherwise at Buyers’ expense); provided that (i) certain materials subject to confidentiality obligations or attorney-client privilege, or which may not be shared with the other party pursuant to applicable Law, have not been and will not be so delivered or made available to the Buyers or their Representatives, (ii) neither the Buyers nor any of their Representatives shall conduct any invasive investigation, testing or sampling of any soil, groundwater or other environmental media, (iii) such access will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Business and (iv) such access may be limited to the extent the Sellers determine in good faith that such limitation is necessary in light of the actual and anticipated effects of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Business. From the date hereof until the Closing Date or earlier termination of this Agreement in accordance with Article VIII, the Buyers and their Representatives shall not contact any suppliers, customers, landlords and other business relations or employees of the Business without the Sellers’ prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and in each case other than (i) contacting suppliers, customers, landlords and other business relations which the Buyers and their Affiliates had prior to the date hereof and (ii) as specifically permitted or provided for in this Agreement.
Section 1.04Publicity. Other than the press release (and related filings with the SEC) to be issued by the Sellers, GLBE and the Buyers following the execution of this Agreement (in the form previously agreed to by the parties), from the date hereof until the Closing or earlier termination of this Agreement, GLBE, the Buyers and the Sellers shall not, and each shall cause their Affiliates and its and their Representatives not to, issue any press release or public announcement concerning this Agreement or the Transaction, without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, delayed or conditioned, unless, (a) in the reasonable judgment of the Buyers or the Sellers, disclosure is otherwise required by applicable Law or the rules of any stock exchange, as applicable, or (b) in connection with any dispute between the parties regarding this Agreement or the Transaction; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided, further, that no party shall be required to obtain consent pursuant to this Section 5.04 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.04.
Section 1.05Pre-Closing Business Records; Post-Closing Access.
(a)The Sellers shall, and shall cause each other member of the Seller Group to, use commercially reasonable efforts to deliver or cause to be delivered to the Buyers at the Closing all of the Business Records relating exclusively to the Business and to periods prior to the Closing (the “Pre-Closing Business Records”) in the Sellers’, such member of the Seller Group’s or any of their respective Affiliates’ possession transferred to the Buyers at the Closing that are not already in the possession or control of the Transferred Entities. As soon as is reasonably practicable after the Closing, the Sellers shall, and shall cause each other member of the Seller Group to, provide the Buyers the opportunity to take ownership and possession of any remaining Pre-Closing Business Records that are not already in the possession or control of the Buyers and their Affiliates (including the Transferred Entities); provided that, if a Buyer does not acknowledge and agree in writing to take ownership and possession of such remaining Pre-Closing Business Records within sixty (60) days after the Sellers deliver notice of their intent to dispose of such items, the Sellers shall have no obligation to retain, and may dispose of, such remaining Pre-Closing Business Records.
(b)The Buyers agree that they will, and will cause their respective Affiliates (including the Transferred Entities) to, preserve and keep the Pre-Closing Business Records for a period of seven years from the Closing Date or such longer time as may be required by applicable Law.
(c)Following the Closing, the Buyers shall, and shall cause their Affiliates (including the Transferred Entities) to, (i) provide the Sellers and their Representatives with electronic access to any portions of the Pre-Closing Business Records that are available in electronic format, (ii) allow the Sellers and their Representatives access to all other Pre-Closing Business Records on reasonable notice and at reasonable times at Buyers’ principal place of business or at any location where any Pre-Closing Business Records are stored, and permit the Sellers and their Representatives, at their own expense, to make copies of any Pre-Closing Business Records and (iii) make available the Buyers’ or their Affiliates’ personnel (including personnel of the Transferred Entities) to assist in locating such Pre-Closing Business Records, in each case as is reasonably required to enable the Sellers or their Affiliates to comply with applicable Law or in connection with any audit or investigation of, insurance claims by, or actions involving any of the Sellers, to determine the rights and obligations of the Sellers and any Affiliates thereof under this Agreement and the Transaction Documents, or in connection with the Transaction; provided that the Sellers and their Representatives shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of the Buyers and their Affiliates; provided further that any physical access may be limited to the extent the Buyers determine in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of each of the Buyers or their Affiliates (including the Transferred Entities).

(d)From and after the Closing, the Buyers agrees that, at no additional cost to the Sellers, the Sellers will have rights to access information and systems, including any related hardware and software used or associated with the access, use, maintenance, storage, or disclosure of information and data that is (A) related solely to the Seller Group’s businesses as of the Closing Date (other than the Business as of the Closing Date or as may be conducted by the Buyers following the Closing) and (B) stored on, accessible through or traveling to or from the Intacct system (such information and data, the “Intacct Data”), for the sole purpose of extracting or removing the Intacct Data from such system.
Section 1.06Governmental Approvals and Notifications. Without limiting the parties’ hereto obligations set forth in this Section 5.06, each of the parties agrees to use its reasonable best commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction. The parties hereto shall cooperate to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the Transaction (including under applicable Antitrust Laws). From the date of this Agreement until the Closing, neither the Buyers, GLBE nor the Sellers shall, nor shall the Buyers, GLBE or the Sellers permit any of their respective Affiliates to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transaction.
Section 1.07Third-Party Consents.
(a)Prior to the Closing, the Buyers and the Sellers shall, and the Sellers shall cause each other member of the Seller Group to, use commercially reasonable efforts to obtain, or cause to be obtained, all consents required in connection with the consummation of the Transaction, including all required consents under Material Contracts and Transferred Real Property Leases, but excluding consents of Governmental Authorities, which are governed by Section 5.06; provided that (i) neither the Buyers nor any member of the Seller Group shall be obligated to pay any consideration to any third party from whom consent is requested and (ii) obtaining any such consents shall not be a condition to the Closing. In furtherance of the foregoing, the Buyers agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.
(b)For a period of six months after the Closing Date, the Buyers and the Sellers shall, and the Sellers shall cause each other member of the Seller Group to, in each case to the extent requested by the other party, use commercially reasonable efforts after the Closing Date to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date and that are required in connection with the Transaction; provided that neither the Buyers nor any member of the Seller Group (nor any of their respective Affiliates) shall be obligated to pay any consideration to any third party from whom consent is requested.
Section 1.08Split Contracts.
(a)From the date hereof until the Closing, upon the Buyers’ written request, with respect to any Split Contract, the Sellers and the Buyers shall use, and shall cause their respective Affiliates (including, after the Closing Date with respect to the Buyers, the Transferred Entities) to use, commercially reasonable efforts to cause the counterparty to such Split Contract to (i) enter into a new contract with the applicable Transferred Entity on terms substantially similar in all material respects to those contained in such Split Contract, in order for the Transferred Entity to receive the applicable benefits and bear the applicable burdens and obligations under such Split Contract (each such new contract, a “New Contract”), it being understood that a New Contract will not necessarily contain the same terms as the Split Contract to which it relates, or (ii) if practicable, and (subject to any required third-party consents or notices and any restrictions imposed by applicable Law), assign to the applicable Transferred Entity the benefits and obligations under such Split Contract to the extent relating to the Business; provided that no party to such Split Contract shall be required to assign any such benefits and obligations under any Split Contract if doing so would be reasonably expected to adversely affect its rights thereunder. In connection with the entering into of New Contracts, the Sellers and the Buyers shall use, and shall cause their respective Affiliates to use, reasonable best efforts to ensure that each member of the Seller Group and its Affiliates are released by such counterparty with respect to all liabilities and obligations relating to the Business.
(b)If, prior to the Closing, the parties, with respect to any such Split Contract, are not able to obtain a New Contract in respect of such Split Contract or to assign to, as applicable, the applicable Transferred Entity the benefits and obligations of such Split Contract to the extent relating to the Business (which failure shall not constitute a breach of this Agreement or give rise to the failure of any condition to Closing), then until the earlier of (x) the first renewal date of such Split Contract and (y) the expiration of the applicable service set forth in the Transition Services Agreement: (i) the Sellers and the Buyers shall continue to use commercially reasonable efforts to cause the counterparty to enter into such a New Contract or so assign such benefits and obligations under such Split Contract; (ii) the Buyers shall, or shall cause the Transferred Entity to, bear the costs and liabilities under such Split Contract from and after the Closing to the extent of the benefits and rights that are received by the Buyers or the Transferred Entity from such Split Contract; and (iii) until such time as such a New Contract is executed or such benefits and obligations under such Split Contract are so assigned, the Buyers and the Sellers shall use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both parties under which the Business would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Split Contract such that the Business would be placed in a substantially similar position as if such a New Contract had been executed or such benefits and obligations had been so assigned. Sellers and their Affiliates shall be deemed to hold such Split Contract and all rights, benefits and privileges with respect thereto as a trustee for the benefit of the Transferred Entities and shall not terminate, modify or supplement (in each case in a manner that would adversely affect the Buyers or the Business) such Split Contract without the Buyers’ written consent. In furtherance of the foregoing, the Buyers shall, or shall cause their designee to, promptly pay, perform or discharge when due any Liability arising under any Split Contract from and after the Closing Date to the extent that such Liability relates to rights and benefits under such Split Contract that the Buyers (or the Transferred Entities) receives pursuant to this Section 5.08(b).
(c)Notwithstanding anything to the contrary in this Agreement, (i) no member of the Seller Group shall have any obligation under this Section 5.08 with respect to any Split Contract following the earlier of (x) the first renewal date of such Split Contract and (y) the expiration of the applicable service set forth in the Transition Services Agreement and (ii) no member of the Seller Group shall be required to incur or assume any Liability of the Business in connection with any such activities described in this Section 5.08, unless reimbursed or fully indemnified by the Buyers for the full amount of any such Liability. The Buyers acknowledge that no member of the Seller Group shall have any Liability with respect to any New Contract or failure to obtain any New Contract.
Section 1.09Further Action; Wrong Pockets; Correspondence.
(a)From time to time after the Closing Date, and for no further consideration, the Buyers and the Sellers shall, and shall cause their respective Affiliates (including, with respect to Buyers after the Closing Date, the Transferred Entities) to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the Transaction.
(b)If at any time after the Closing, the Buyers or any of their Affiliates are in possession of (i) any funds (including any reimbursement or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) to the extent arising from, or (ii) assets primarily used or held for use in, the conduct of, the Seller Group’s businesses as of the Closing Date (other than the Business as of the Closing Date), the Buyers shall, or shall cause their applicable Affiliates to, promptly transfer (or, in the case of Intellectual Property, license) such funds and assets to the Sellers (or an applicable Affiliate of the Sellers), for no additional consideration and net of Buyers’ reasonable out-of-pocket costs to receive and hold such funds and assets and effectuate such transfer or license. Prior to any such transfer or license, the Buyers shall, or shall cause their applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of the Sellers such funds and assets and provide to the Sellers or their nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by the Sellers.
(c)If at any time after the Closing, the Sellers or any of their respective Affiliates is in possession of (i) any funds (including any reimbursement or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) to the extent arising from, or (ii) assets (other than Split Contracts or Contracts used in the Sellers’ cross-border logistics business, including those necessary to perform services under the Logistic Services Agreement) primarily used or held for use in, the conduct of, the Business as of the Closing Date, the Sellers shall, or shall cause their applicable Affiliate to, promptly transfer (or, in the case of Intellectual Property, license) such funds and/or assets to the Transferred Entities, subject to receiving any required third party consents in accordance with the terms of Section 5.07, for no additional consideration and net of the Sellers’ reasonable out-of-pocket costs to receive and hold such funds and assets and effectuate such transfer or license. Prior to any such transfer or license, the Sellers shall, or shall cause their applicable Affiliates to, preserve the value of and hold in trust for the use and benefit of the Transferred Entities such funds and assets and provide to the Transferred Entities all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by the Buyers.
(d)In the event of a dispute between the parties regarding the Sellers’ or Buyers’ obligations under this Section 5.09, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

(e)From and after the Closing, (i) the Seller Group shall use reasonable best efforts to cause to be delivered promptly to the Buyers or the Transferred Entities, as applicable, any mail or other communications received by any member of the Seller Group intended for the Transferred Entities or the Business and (ii) the Buyers shall use reasonable best efforts to cause to be delivered promptly to the Seller Group any mail or other communications received by the Buyers or the Transferred Entities intended for any member of the Seller Group or any business (other than the Business) conducted by any member of the Seller Group. The provisions of this Section 5.09(e) are not intended to, and shall not be deemed to, constitute an authorization by any member of the Seller Group, the Transferred Entities, Buyers, or their respective Subsidiaries to permit acceptance service of process on its behalf, and, from and after the Closing, none of the Seller Group, on the one hand, and the Buyers, the Transferred Entities and their respective Subsidiaries, on the other hand, is or shall be deemed to be the agent of the other for service of process purposes.
Section 1.10Employees; Benefit Plans.
(a)Transfer of Employees. On or prior to the Closing, the Sellers shall, and shall cause other members of the Seller Group to, take such steps as are required to (i) transfer the employment of each Outside Business Employee set forth on Section 5.10(a)(i) of the Disclosure Letter to a Transferred Entity and (ii) transfer the employment of each employee of the Sellers and their Affiliates who is not employed primarily in connection with the Business and who is set forth on Section 5.10(a)(ii) of the Disclosure Letter from a Transferred Entity to a member of the Seller Group, as applicable, in each case at Sellers’ own cost and expense.
(b)Continuation of Employment. Where applicable Law provides for the automatic transfer of employment of any Outside Business Employee (other than the Outside Business Employee set forth in Section 5.10(a)(i)) (each such Outside Business Employee, an “Automatically Transferred Employee”) upon the consummation of the Closing, the parties (i) shall take or cause to be taken such actions as are reasonably required under applicable Law to accomplish such transfer of employment of such Automatically Transferred Employee to the Buyers or their Affiliates by operation of Law as of the Closing and (ii) shall not take and shall not cause to be taken any such actions that would reasonably be expected to result in the employment of such Automatically Transferred Employee not transferring to the Buyers or their Affiliates by operation of Law as of the Closing. Where applicable Law does not provide for the automatic transfer of employment of any Outside Business Employee upon the consummation of the Closing (other than the Outside Business Employee set forth in Section 5.10(a)(i)) (each such Outside Business Employee, a “Non-Automatically Transferred Employee”), the Buyers or any of their Affiliates shall make offers, as applicable, of employment or engagement (which, in the case of contractors, may be pursuant to new service agreements or by assuming existing agreements, subject to Buyers’ discretion) no later than four (4) Business Days prior to the Closing to each such Non-Automatically Transferred Employee (which offers may be of at-will employment to the extent permitted by applicable Law) in accordance with the provisions of this Section 5.10, such employment offers to be effective as of the Closing; provided that, where applicable Law provides that the employment of any Employee shall continue with the applicable Transferred Entity after the Closing, Buyer shall comply with its obligations to ensure that such Employee remains an employee of such Transferred Entity; provided, further, that such offers of employment or continuation of employment, as applicable, shall be on terms sufficient to avoid, in each case, any Severance Obligations.

(c)Continuation of Compensation and Benefits. For a period of eighteen (18) months immediately after the Closing Date (or for such longer period as required by applicable Law), the Buyers shall provide to each Transferred Employee (i) a base salary or wage rate (including, in the case of persons receiving commission-based income, the rate of commissions) and incentive compensation opportunities that are each no less favorable in the aggregate than those provided to such Transferred Employee as in effect immediately prior to the Closing Date, (ii) other employee benefits (excluding, to the extent permitted by applicable Law, defined benefit retirement benefits and retiree life and retiree medical benefits) that are substantially comparable in the aggregate to those provided to such Transferred Employee as in effect immediately prior to the Closing Date, (iii) any other additional terms and conditions of employment required by applicable Law and (iv) severance and other separation benefits no less favorable than the severance and other separation benefits which such Transferred Employee would have been eligible to receive under the Benefit Plans as in effect immediately prior to the Closing; provided that, to the extent permitted by applicable Law, such severance and other separation benefits shall be provided only if the Transferred Employee timely executes (and does not revoke) a release of claims in favor of both the Sellers and the Buyers in a form reasonably satisfactory to both parties. Notwithstanding the foregoing, the compensation and benefits of Transferred Employees who are covered by a Labor Contract shall be provided in accordance with the applicable Labor Contract. Except to the extent otherwise provided in a Labor Contract or at applicable Law, nothing contemplated by this Agreement shall be construed as requiring Buyers to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date; provided that each Buyer shall provide such Transferred Employee with pay and benefits to the extent required pursuant to clause (iv) above.
(d)Severance Obligations. The parties intend that the Transaction shall not constitute a separation, termination or severance of employment of any Employee prior to or upon the consummation of the Closing, including for the purposes of triggering Severance Obligations, and that the Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and the Buyers shall comply with any requirements under applicable Law to ensure the same. The Buyers shall bear any costs related to, and shall indemnify and hold harmless the Sellers and their respective Affiliates and members of the Seller Group from and against, any claims made by any Employee for, or otherwise incurred, paid, provided or obligated to be provided by the Sellers or any of their respective Affiliates or any member of the Seller Group, as applicable, with respect to any Severance Obligations and for any other claim or Liability (whether related to compensation, benefits or otherwise), in each case, arising out of, relating to or in connection with any of the following: (i) the failure of the Buyers or any of their Subsidiaries to make offers of employment to any Employee in accordance with this Agreement or as required by applicable Law or Labor Contract; (ii) an Employee’s rejection of an offer by a Buyer or any of its Subsidiaries that does not comply with the requirements of this Section 5.10; or (iii) any action taken on or after the Closing Date by the Buyers or any of their Subsidiaries to terminate the employment of any Transferred Employee or which provides such Transferred Employee a right to terminate employment, including in the case of this clause (iii), any action or omission by the Buyers or any of their Subsidiaries (y) to amend or otherwise modify on or after the Closing Date any terms and conditions of employment applicable to, or compensation and benefits provided to, any Transferred Employee or (z) that does not comply with applicable Law or the terms of any Assumed Benefit Plan or applicable Labor Contract. The Sellers and their Affiliates (other than the Transferred Entities) shall bear any costs related to, and shall indemnify and hold harmless the Buyers and their Affiliates from and against, any claims made by any Employee for, or otherwise incurred, paid, provided or obligated to be provided by the Buyers or any of their Affiliates with respect to any Severance Obligations and for any other claim or Liability (whether related to compensation, benefits or otherwise), in each case, arising out of, relating to or in connection with: (A) an Employee’s rejection of an offer by a Buyer or any of its Subsidiaries that complies with the requirements of this Section 5.10; (B) an Employee’s rejection of an automatic transfer of employment to each Buyer or any of its Subsidiaries, to the extent the Buyers have complied with the requirements of this Section 5.10 with respect to such employee or (C) any Transferred Employee’s transfer (automatic or otherwise) of employment to or continuation of employment with Buyer or any of its Subsidiaries upon the Closing Date (that is not described in subclause (i), (ii) or (iii) of the immediately preceding sentence); provided that this clause (C) shall not apply to the extent any such Severance Obligations or other claims or Liabilities arise out of any failure of the Buyers to comply with their obligations under this Section 5.10, in which case such Severance Obligations or other claims or Liabilities shall instead be deemed to be the responsibility of the Buyers as if described in the immediately preceding sentence. The Sellers and their Affiliates (other than the Transferred Entities) shall bear any costs related to, and shall indemnify and hold harmless the Buyers and their Affiliates from and against, any claims made by any employee of the Seller or their Affiliates (other than an Employee) for any Severance Obligations or claims otherwise incurred, paid, provided or obligated to be provided by the Buyers or any of their Affiliates with respect thereto.
(e)Employee Liabilities.
(i)Except as provided in Section 5.10(d), from and after the Closing Date, the Sellers and their Affiliates (other than the Transferred Entities) shall retain all employment, labor, compensation, pension, employee welfare and employee benefits related Liabilities (i) related to existing or former employee of the Sellers and their Affiliates (other than a Transferred Entity) who does not become a Transferred Employee (and any dependents or beneficiaries of such employee), in each case, that arise out of an event or events that occur at any time; (ii) related to an Outside Business Employee (including any Automatically Transferred Employee, Non-Automatically Transferred Employee and any Outside Business Employee set forth in Section 5.10(a)(i) of the Disclosure Letter) that arise out of an event or events that occurred prior to the time such Outside Business Employee’s employment commences with the Transferred Entities or the Buyers and their Affiliates; or (iii) related to Benefit Plans that are not Assumed Benefit Plans (the “Excluded Employee Liabilities”).
(ii)Other than as set forth in Sections 5.10(d) and 5.10(e)(i), from and after the Closing Date, the Buyers and their Affiliates (including the Transferred Entities) shall assume (and the Seller Group shall not retain) all employment and employee Liabilities arising out of or relating to the operation or conduct of the Business (A) on or prior to the Closing Date, in the case of all Former Employees and (B) prior to, on or following the Closing Date, in the case of all Transferred Employees. Without derogating from Sellers’ representations and warranties set forth in ARTICLE III and undertakings under ARTICLE IX, from and after the Closing, the Transferred Entities and their respective Subsidiaries shall assume or retain, as applicable, all Liabilities arising out of or relating to each Assumed Benefit Plan, regardless of when any such Liability arises.
(f)Certain Welfare Benefits Matters.

(i)Without limiting the generality of Section 5.10(c), effective as of immediately following the Closing, the Buyers shall, and shall cause their Subsidiaries (including the Transferred Entities) to, have in effect (or, in the case of the Assumed Benefit Plans, maintain) for the benefit of the Transferred Employees employee benefit plans, programs and arrangements providing medical, dental, vision, health, non-occupational short-term disability and long-term disability benefits and any other employee benefit plans, programs and arrangements required by applicable Law (collectively, the “Buyer Welfare Plans”). The Buyers shall, and shall cause their Subsidiaries (including the Transferred Entities) to, (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Buyer Welfare Plans, to the extent waived under the applicable corresponding Benefit Plan immediately prior to the Closing Date, and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under the Buyer Welfare Plans for any co-payments and deductibles paid under the applicable corresponding Benefit Plan prior to the Closing Date in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any Buyer Welfare Plan in which such Transferred Employee participates.
(ii)From and after the Closing Date, the Seller Group shall retain all Liabilities with respect to Former Employees who had been employed in the United States and their eligible dependents and beneficiaries under the welfare benefit plans and programs maintained by any member of the Seller Group other than any Assumed Benefit Plan, if and to the extent such persons are participating in such plans and programs under COBRA as of immediately prior to the Closing Date. From and after the Closing Date, the Buyers shall assume all Liabilities with respect to the Transferred Employees (and their eligible dependents and beneficiaries) in respect of health insurance under COBRA and applicable state or similar Laws.
(iii)From and after the Closing Date, the Seller Group shall retain all Liabilities in accordance with the Benefit Plans for payment of all medical, dental, vision and health (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Closing Date with respect to any Transferred Employee (or any dependent or beneficiary thereof), and the Buyers and their Subsidiaries (including the Transferred Entities) shall not assume any Liability with respect to such Welfare Benefit Claims, except to the extent required by applicable Law or to the extent such Welfare Benefit Claims (A) are incurred under any Assumed Benefit Plan or (B) are insured under an insurance policy in respect of which (1) a Transferred Entity (or, as of the Closing, the Buyers or their Subsidiaries) becomes the beneficiary or (2) a Transferred Employee (or any dependent or beneficiary thereof) is the beneficiary and such insurance policy transfers with such Transferred Employee pursuant to applicable Law to the Buyers and their Subsidiaries (including the Transferred Entities) as of the Closing. The Buyers and their Subsidiaries (including the Transferred Entities) shall be liable for payment of all Welfare Benefit Claims incurred on or after the Closing Date with respect to any Transferred Employee (or any dependent or beneficiary thereof), and, from and after the Closing Date, the Buyers shall (including the Transferred Entities) cause all such Welfare Benefit Claims to be assumed by and administered under the Buyer Welfare Plans.

(iv)From and after the Closing Date, the Buyers and their Subsidiaries (including the Transferred Entities) shall assume (and the Seller Group shall not retain) Liability for all claims for payment of all claims for non-occupational short-term disability benefit, long-term disability benefits and workers’ compensation benefits with respect to all Employees and all Former Employees arising out of or relating to the operation or conduct of the Business prior to the Closing Date.
(g)Accrued Vacation. In the event that any Transferred Employee is entitled under applicable Law or any Benefit Plan to be paid for any vacation days and paid time off days accrued but not yet taken by the Transferred Employees as of the Closing Date with respect to the calendar year in which the Closing Date occurs or with respect to any prior calendar year (the “Accrued Vacation Days”), the Buyers or, solely to the extent required by applicable Law (as reasonably determined by the Sellers), the Sellers shall pay any required amounts to such Transferred Employee (any such amounts paid by a Seller, the “Seller Vacation Payment”). As of the Closing, the Buyers shall assume and honor all the Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence. Within 60 days following the Closing Date, the Sellers shall provide to the Buyers a schedule setting forth the aggregate amount of the Seller Vacation Payment. The Buyers shall reimburse the Sellers for the aggregate amount of the Seller Vacation Payment as soon as administratively practicable but in any event no later than forty (40) days following delivery of such schedule.
(h)Incentive Compensation. With respect to each annual cash incentive compensation plan in which Transferred Employees participate with a performance period for the fiscal year that is ongoing as of the Closing, (A) if such plan is an Assumed Benefit Plan, the Buyers shall, and shall cause their Affiliates to, continue such plan, with appropriate adjustment to the applicable performance goals to take into account the Transaction and pay awards under such plans to Transferred Employees in accordance with the terms of such plans and (B) if such plan is not an Assumed Benefit Plan, the Buyers shall, and shall cause their Affiliates to, establish a new annual cash incentive compensation plan for the benefit of Transferred Employees who participated in such plan, with payment at such time as when cash incentive compensation has historically been paid by the Transferred Entities, and in all cases, in compliance with Section 5.10(c); provided that in each case, performance for the portion of the performance period that has elapsed prior to the Closing shall be based on performance as measured through the Closing (as reasonably determined by the Buyers); provided, further, that in the event a Transferred Employee is terminated without cause prior to the end of the applicable performance period in effect as of the year in which the Closing occurs, such Transferred Employee shall be entitled to a pro-rated bonus based on the number of days that have elapsed during the applicable performance period prior to such termination.
(i)Benefit Plans. From and after the Closing Date, the Transferred Employees shall cease to be active participants in the Benefit Plans that are not Assumed Benefit Plans.
(j)Defined Contribution Plans. Effective as of the Closing, the Buyers shall create or designate a defined contribution pension plan (the “Buyer DC Plan”) for the benefit of the Transferred Employees who participated in one or more of the defined contribution pension plans maintained by any member of the Seller Group that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing Date (collectively, the “Seller DC Plan” and, such Transferred Employees, the

“DC Employees”). The DC Employees shall be given credit under the Buyer DC Plan for all service with and compensation from the Seller and its Affiliates and their respective predecessors as if it were service with and compensation from the Buyers for purposes of determining eligibility and vesting under the Buyer DC Plan. The Buyer DC Plan shall be tax-qualified in the same manner as the Seller DC Plan and the Buyers shall provide the Sellers any determination letters or similar documentation evidencing such qualification. The Buyer DC Plan will provide for the receipt in kind from the DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including notes corresponding to loans. The Buyers and the Sellers shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Employees who timely elect to rollover their account balances, including notes, directly into the Buyer DC Plan.
(k)Nonqualified Deferred Compensation Obligations. Prior to the Closing, (i) Parent shall cause the U.S. Transferred Entity that employs the U.S. Employees as of immediately prior to the Closing to assume all Liabilities of Parent under the Pitney Bowes Inc. Deferred Incentive Savings Plan and the Pitney Bowes Inc. 401(k) Restoration Plan (together, the “Assumed NQDC Plans”) to the Transferred Employees and (ii) Sellers shall cause the applicable U.S. Transferred Entity to take all actions necessary to cause the Assumed NQDC Plans to be terminated effective as of the Closing with all accrued benefits of the applicable Transferred Employees payable as soon as practicable but no later than 60 days following the Closing. Following the Closing, the Buyers shall cause the applicable U.S. Transferred Entity to pay to the Transferred Employees who participated in the Assumed NQDC Plans their accrued benefits at the time specified in the immediately preceding sentence.
(l)Transfer Regulations. To the extent applicable, the parties hereto acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any county legislation implementing the Directive and any similar Law (collectively, the “Transfer Regulations”). The Buyers shall take all such actions that may be necessary or required in order to cause the Transfer Regulations to apply to the Transaction, and the Buyers shall refrain from taking any action that could cause the Transfer Regulations not to apply to the Transaction. The parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Transfer Regulations to the extent applicable.
(m)Employee Consultations. Each party hereto shall both before and after Closing furnish the other party with such evidence and information as the Buyers or Sellers, as applicable, may from time to time request in writing in relation to the discharge by each party hereto of its obligations under the Transfer Regulations together with such other reasonable information as the Buyers or Sellers, as applicable, may from time to time request in writing in relation to the intentions, proposals and actions of the parties hereto in connection with the matters relating to this Section 5.10. The Sellers shall fully comply with all of their obligations (however arising) to inform and consult with, and in respect of, the Employees, whether the same arises under any employee consultation bodies or applicable Law. The Buyers shall take such steps as are required by applicable Law, the terms of any employee consultation bodies, as applicable, or as are otherwise reasonably required by the Sellers to facilitate compliance by the Sellers with its obligations to inform and consult. Each Buyer shall comply with all of its obligations (however arising) to inform and consult with, and in respect of, the Employees, whether the same arises under any employee consultation bodies or applicable law. The Sellers shall indemnify the Buyers against all costs, expenses, damages, compensation, fines and other liabilities arising out of or in connection with any claim by or on behalf of any employee of the Sellers or their Affiliates arising out of or in connection with the Sellers’ (or any of their Affiliates) failure to comply with any legal obligation to supply information to the Buyers or their Affiliates or representative of such employees, or to consult with a representative of that employee, excluding any claims in respect of the failure by the Sellers to comply with their duties pursuant to the Transfer Regulations arising by virtue of the Buyers’ failure to provide to the Sellers of their Affiliates, in good time, details of any measures that are proposed in relation to those employees. The Buyers shall indemnify the Sellers against all costs, expenses, damages, compensation, fines and other liabilities arising out of or in connection with any claim by or on behalf of any employee of the Sellers or their Affiliates arising out of or in connection with the Buyers’ (or any of their Affiliates) failure to comply with any legal obligation to supply information to the Sellers or any of their Affiliates or representatives of such employees, or to consult with a representative of that employee, excluding any claims in respect of the failure by the Buyers to comply with their duties pursuant to the Transfer Regulations arising by virtue of the Sellers’ failure to provide, in good time, any information required pursuant to the Transfer Regulations to the Buyers or their Affiliates.
(n)Administration. Following the date hereof, including following the Closing, and subject to applicable Law, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.10, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).
(o)No Third-Party Beneficiaries. No provision of this Section 5.10 shall create any third-party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of any member of the Seller Group (including the Transferred Entities). Nothing herein shall guarantee employment for any period of time or preclude the ability of the Buyers and their Subsidiaries (including the Transferred Entities) to terminate the employment of any Transferred Employee at any time and for any reason.
Section 1.11Director and Officer Indemnification.
(a)From and after the Closing, the Buyers shall, and shall cause the Transferred Entities to, (i) indemnify, defend and hold harmless, all of the past and present directors and officers of the Transferred Entities (in all of their capacities) (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, officer or employee of the applicable Transferred Entity or is or was serving at the request of such Transferred Entity as a director, officer or employee of any other Person whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Documents and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the D&O Indemnified Parties (within 10 days of receipt by the Buyers or such Transferred Entity from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by such Transferred Entity pursuant to its certificate of incorporation, bylaws, constitution, other comparable organizational documents and indemnification agreements, if any, in existence before the Closing and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees contained in the certificates of incorporation, bylaws, constitution and other comparable organizational documents of such Transferred Entity.
(b)During the period commencing at the Closing and ending on the seventh (7th) anniversary of the Closing, the Sellers shall maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties in respect of acts or omissions occurring at or prior to the Closing (the “D&O Insurance”). From and after the Closing, Sellers shall continue to honor their obligations under the D&O Insurance in respect of acts or omissions of the D&O Indemnified Parties occurring at or prior to the Closing.
(c)The obligations of the Buyers, and the Transferred Entities under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal Representatives) to whom this Section 5.11 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and this Section 5.11 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal Representatives and shall be binding on all successors and assigns of the Buyers and any Transferred Entity).
(d)If the Buyers or, following the Closing, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyers or such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 5.11.
(e)The rights of the D&O Indemnified Parties under this Section 5.11 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws or other comparable organizational documents of the applicable Transferred Entity, or under any applicable contracts or Laws, and the Buyers shall, and shall cause such Transferred Entity to, honor and perform under all indemnification agreements entered into by such Transferred Entity, as applicable, as in effect on the date hereof.
Section 1.12Intercompany Accounts; Specified Payables. (a) Prior to the Closing, the Sellers shall cause any amounts owed to or by any member of the Seller Group or Affiliate thereof, on the one hand, from or to any Transferred Entity, on the other hand, to be cancelled or settled.
(b)Immediately prior to the Reference Time, the Sellers or their Affiliates will assume from the Transferred Entities the Specified Liabilities.
Section 1.13Insurance. The Buyers acknowledge that coverage for the Transferred Entities or the Business under the insurance policies of, or arranged or maintained by, the Seller Group (the “Seller Insurance”) is only for the benefit of the Seller Group and not, following the

Closing, for the benefit of the Buyers, the Transferred Entities or the Business, and the Seller Insurance will cease as of the Closing Date. The Buyers agree not to seek, through any means, to benefit from any of the Sellers’ or their Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business, and that the Sellers will not purchase any “tail” policy or other additional or substitute coverage for the benefit of the Buyers relating to the Seller Insurance or the Business applicable in any period after the Closing Date. Notwithstanding the foregoing or any other provision of this Agreement, if and to the extent that the Seller Insurance provides coverage for any events that occurred prior to the Closing or for any claims made prior to the Closing, the Sellers shall reasonably cooperate with the Buyers to bring or continue to pursue such claims arising from events that occurred or were alleged to have occurred prior to the Closing, under any such Seller Insurance; provided that, to the extent coverage for any such claim is also available under any insurance policies of the Buyers or their Affiliates, the Buyers shall also submit claims under such policies. The Buyers shall reimburse each member of the Seller Group for any costs and expenses (including increased premiums) incurred thereby as a result of such claims and shall exclusively bear (and no member of the Seller Group shall have any obligation to repay or reimburse the Buyers for) any deductibles, retentions, loss adjustments or uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims. This Section 5.13 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.13 is intended to waive or abrogate in any way any member of the Seller Group’s rights to insurance coverage for any liability, whether relating to the Seller or any of its Affiliates or otherwise.
Section 1.14R&W Insurance Policy. To the extent either Buyer (or any of their Affiliates) obtains an R&W Insurance Policy, any such R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any member of the Seller Group, or any former or current stockholders, managers, members, directors, officers, employees, agents and representatives of any member of the Seller Group with respect to any claim made by any insured thereunder (other than in the case of Fraud). The Buyers shall not waive, amend or modify such subrogation provision, or allow such provision to be waived, amended or modified, without the prior written consent of the Sellers.
Section 1.15Tax Matters.
(a)Transfer Taxes and VAT.
(i)Notwithstanding anything herein to the contrary, the Buyers shall pay (or otherwise bear) 100% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes or notarial fees incurred in connection with the transactions contemplated under this Agreement (all such items so incurred are referred to herein collectively as “Transfer Taxes”); provided that if the Sellers are required by applicable Law to pay any Transfer Taxes, the Sellers shall pay such Transfer Taxes and the Buyers shall promptly reimburse the Sellers for such payment in full. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Buyers; provided that the Sellers will reasonably cooperate with the Buyers in the preparation, execution and filing of any such Tax Returns and other documentation as necessary.
(ii)Without limiting the generality of Section 5.15(a)(i), the parties agree that any amounts payable under this Agreement and any other Transaction Document are exclusive of any VAT chargeable thereon. The Buyers shall pay any VAT arising in respect of the transactions contemplated under this Agreement on demand and shall keep the Sellers fully and effectively indemnified against the same. The Sellers shall provide a VAT invoice to the Buyers in respect of such VAT where required under applicable Law.
(b)Tax Returns.
(i)The Sellers shall prepare or shall cause to be prepared (A) any combined, consolidated or unitary Tax Return that includes any Seller or any of their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand (a “Combined Tax Return”) and (B) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Transferred Entities for any Pre-Closing Tax Period (a “Pre-Closing Separate Tax Return”). All Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with the past practices of the Transferred Entity except as otherwise required by applicable Law. The Sellers shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). The Sellers shall deliver, or cause to be delivered, to the Buyers all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least thirty (30) days (or, in the case of Pre-Closing Separate Tax Returns with respect to VAT, as soon as reasonably practicable but no later than seven (7) Business Days prior to the due date for such filing) prior to the due date for filing such Tax Returns (taking into account any extensions) and the Buyers shall timely file or cause to be timely filed such Tax Returns. The Sellers shall permit the Buyers to review and comment on each Tax Return described in the immediately preceding sentence and shall consider in good faith any comments received from the Buyers not later than fifteen (15) days (or, in the case of Pre-Closing Separate Tax Returns with respect to VAT, as soon as reasonably practicable but no later than seven (7) Business Days prior to the due date for such filing) after the respective Buyer’s receipt of such Tax Return. Unless required by applicable Law, the Buyers or any of their Affiliates (including, after the Closing Date, the Transferred Entities) shall not amend or revoke any Pre-Closing Separate Tax Returns filed in accordance with this Section 5.15(b)(i) without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
(ii)Straddle Period Tax Returns. Except for any Tax Return required to be prepared by the Sellers pursuant to Section 5.15(b)(i), the Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or that include the Transferred Entities for a Straddle Period (a “Straddle Period Separate Tax Return”). The Buyers shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Transferred Entities, except as otherwise required by applicable Law. The Buyers shall deliver to Sellers for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Straddle Period Separate Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions) (or as soon as reasonably practicable in the case of any Straddle Period Separate Tax Returns due within thirty (30) days of the Closing Date or Straddle Period Separate Tax Returns with respect to VAT but no later than seven (7) Business Days prior to the due date for such filing). The Buyers shall revise such Straddle Period Separate Tax Return to reflect any reasonable comments received from the Sellers not later than fifteen (15) days before the due date thereof (taking into account any extensions) (or as soon as reasonably practicable in the case of any Straddle Period Separate Tax Returns due within thirty (30) days of the Closing Date or Straddle Period Separate Tax Returns with respect to VAT but no later than seven (7) Business Days prior to the due date for such filing); provided, that the Buyers shall not file such Straddle Period Separate Tax Return without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)Buyer Tax Returns. The Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (other than Straddle Period Separate Tax Returns, Combined Tax Returns and Pre-Closing Separate Tax Returns) that are required to be filed by or that include the Transferred Entities (the “Buyer Tax Returns”). If any such Buyer Tax Return reflects a material item for which the Sellers would have an indemnity obligation under Section 9.02(a) (such material item, a “Seller Tax Item”), the Buyers shall (x) deliver to the Sellers a draft calculation of such Seller Tax Item no later than thirty (30) days prior to the due date of the applicable Buyer Tax Return and (y) reflect any reasonable comments of the Sellers with respect to such calculation received within fifteen (15) days of receipt of such draft calculation in preparing such Buyer Tax Return.
(c)Post-Closing Actions. The Buyers shall not, and shall cause their Affiliates (including the Transferred Entities) not to, amend or revoke any Tax Return of, or make or change any Tax election with respect to any Sellers Consolidated Group. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law, none of the Buyers or any of their Subsidiaries or Affiliates (including, after the Closing Date the Transferred Entities) shall (i) amend any Tax Returns of a Transferred Entity for any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Transferred Entities that is effective in any Pre-Closing Tax Period, (iii) take any action on or after the Closing Date, if such action would reasonably be expected to increase any amount payable by Sellers to the Buyers pursuant to Section 2.03 or Section 9.02(a) or decrease any amount payable by the Buyers to Sellers pursuant to Section 2.03 or (iv) extend any applicable statute of limitations with respect to any Tax Return required to be filed by or with respect to any Transferred Entity, with respect to any Pre-Closing Tax Period (other than any such extension that is agreed to in the context of a Tax Proceeding in accordance with Section 5.15(d)).
(d)Tax Contests.
(i)If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other party or parties to this Agreement; provided, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under Section 9.02, except to the extent that the other party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim to the extent such detail is specified by a Taxing Authority, and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.
(ii)In the case of a Tax Proceeding of or with respect to a Transferred Entity for any Pre-Closing Tax Period (other than a Tax Proceeding described in Section 5.15(d)(iii) or Section 5.15(d)(iv)), the Sellers shall have the exclusive right to control such Tax Proceeding at their own expense; provided, that (A) the Sellers shall provide the Buyers with a timely and reasonably detailed account of each material development of such Tax Proceeding and (B) the Sellers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed). The Sellers may elect in writing not to control any Tax Proceeding that the Sellers otherwise have the right to control pursuant to the preceding sentence. If the Sellers make such election with respect to a Tax Proceeding, the Buyers shall have the right and obligation to conduct such Tax Proceeding, and the provisions of Section 5.15(d)(iii) shall apply, mutatis mutandis, with respect to such Tax Proceeding.
(iii)In the case of a Tax Proceeding of or with respect to a Transferred Entity for any Straddle Period or otherwise involving both Taxes that are the responsibility of the Buyers and Taxes that are the responsibility of the Sellers pursuant to this Agreement (other than a Tax Proceeding described in Section 5.15(d)(iv)), the Buyers shall have the right and obligation to conduct, at their own expense, such Tax Proceeding; provided, that (A) the Buyers shall provide the Sellers with a timely and reasonably detailed account of each material development of such Tax Proceeding, (B) the Buyers shall consult with the Sellers before taking any significant action in connection with such Tax Proceeding, (C) the Buyers shall consult with the Sellers and offer the Sellers an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Sellers shall be entitled to participate in such Tax Proceeding at their own expense and attend any meetings or conferences (including phone conferences) with the relevant Taxing Authority, and (E) the Buyers shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(iv)Notwithstanding anything to the contrary in this Agreement, the Seller Group shall have the exclusive right to control in all respects, and neither the Buyers nor any of their Subsidiaries or Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Taxes or Tax Return of the Sellers or any of their Subsidiaries or Affiliates (other than the Transferred Entities); and (B) any Taxes or Tax Return of any Sellers Consolidated Group (including any Combined Tax Return).
(e)Tax Refunds. Any refunds of Taxes for which the Sellers have an indemnity obligation under Section 9.02(a) (or credits applied in lieu of such refunds), other than any such refund or credit of Taxes to the extent it was included as an asset in the calculation of Closing Working Capital or Indebtedness that are received by the Buyers or their Affiliates from any Taxing Authority after the Closing Date shall be for the account of the Sellers (any such refund or credit, a “Pre-Closing Tax Refund”), and the Buyers shall pay over to the applicable Seller any such Pre-Closing Tax Refund within thirty (30) days after receipt thereof, less any reasonable out-of-pocket costs and expenses incurred by the Buyers or their Affiliates in connection with obtaining and receiving any such Pre-Closing Tax Refund. The Buyers shall, if the Sellers so requests and at the Sellers’ expense, reasonably cooperate with any request to file for and obtain or cause the Transferred Entities to file for and obtain, any refunds or credits to which Sellers are entitled under this Section 5.15(e) and for which there is a reasonable basis for making a claim for such refunds or credits.

(f)Tax Cooperation.
(i)The Buyers and the Sellers shall, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to, (x) furnish to each other, upon request, such information (including access to Tax Returns, books, records and employees) and assistance as is reasonably requested for the preparation of any Tax Return or claim for refund and the preparation, defense and conduct of any Tax Proceeding, and (y) reasonably cooperate with each other with respect to Taxes of the Transferred Entities or with respect to the Business.
(ii)Except as otherwise provided in this Agreement, the party requesting assistance pursuant to this Section 5.15(f) shall reimburse the other party for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other party for any reasonable costs (excluding wages, salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 5.15(f) shall be kept confidential, except as may be otherwise required by Law.
(iii)Notwithstanding anything herein to the contrary, in no event shall the Sellers be required to provide any Person with any Tax Return of (A) the Sellers or any of their Affiliates or (B) a Sellers Consolidated Group.
(g)Tax Elections. The Buyers shall not make an election under Section 338(g) of the Code for the sale of any Transferred Entity; provided that the Buyers shall make such an election with respect to any Transferred Entity if the Sellers so instruct the Buyers. For the avoidance of doubt, the parties shall not make an election under Section 338(h)(10) for the sale of any U.S. Transferred Entity. Notwithstanding anything herein to the contrary, the Sellers may, in their sole discretion, make an election under Section 301.7701-3 of the U.S. Treasury Regulations effective on or prior to the Closing Date with respect to any Transferred Entity. The parties agree that the applicable Seller shall timely elect or cause an election to be made under Section 1.245A-5(e)(3)(i) of the U.S. Treasury Regulations to close the taxable year of each Transferred Entity for which such an election is available, as of the Closing Date.
(h)Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements, if any, to which any of the Transferred Entities, on the one hand, and the Sellers or any of their Affiliates, on the other hand, are parties, shall terminate, and neither the Sellers nor any of their Affiliates, on the one hand, nor the Transferred Entities, on the other hand, shall have any rights or obligations to each other after such date in respect of such agreements or arrangements.
(i)Straddle Period Taxes. For purposes of this Agreement, the portion of any Tax with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year terminated at the end of the Closing Date (including, for this purpose, the taxable year of any controlled foreign corporation or passthrough entity in which any Transferred Entity holds a beneficial interest).
Section 1.16Retained Names.
(a)Following the Closing, the Transferred Entities shall have a limited, worldwide, royalty-free right to use the Retained Names, subject to the provisions of the Transition Services Agreement.
(b)As soon as reasonably practicable but in no event more than ninety (90) days after the Closing Date, the Sellers shall cease use and remove any names, marks, trade names, trademarks, service marks and corporate symbols and logos incorporating “[Blade]”, any word or expression similar thereto or constituting an abbreviation or extension thereof, and any marks listed on Section 5.16(b) of the Disclosure Letter (collectively, the “Buyer Marks”). Thereafter, the Sellers shall not use any Buyer Marks in connection with the offering or sale of any products or services, in the corporate or doing business name of the Sellers or any of their Affiliates or otherwise in the conduct of their or any of their Affiliates’ businesses or operations. The Sellers shall, after the Closing Date, cease any and all new uses or applications of the Buyer Marks on the Sellers’ products or in connection with the Sellers’ services. Notwithstanding the foregoing, the Sellers and their Affiliates shall have the right to use the Buyer Marks at all times after the Closing Date (i) in a non-trademark sense to describe the fact that the Transferred Entities were previously owned by the Sellers, (ii) as required by applicable Law and (iii) in a manner consistent with “fair use”.
Section 1.17Seller Guarantees. Prior to the Closing, the Buyers shall use reasonable best efforts to (a) arrange for substitute bonds and guarantees to replace (i) the Seller Guarantees set forth on Section 5.17 of the Disclosure Letter and (ii) any Seller Guarantees entered into in the ordinary course of business prior to the Closing or (b) assume all obligations under each Seller Guarantee and obtain from the creditor, beneficiary or other counterparty a full and irrevocable release (in a form satisfactory to the Sellers) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such substitute bond, guarantee of a Buyer or other obligation proffered by the Buyers, Buyers shall (A) indemnify, defend and hold harmless each member of the Seller Group against, and reimburse each member of the Seller Group for, all Liabilities incurred in connection with each Seller Guarantee from and after the Closing, including the Sellers’ and their respective Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse the relevant member of the Seller Group to the extent any Seller Guarantee is called upon and any of the Sellers or their respective Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee and (B) not without the Sellers’ prior written consent, amend in any manner adverse to the Sellers or any of their respective Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee. At the request of the Sellers, and at any time from and after the Closing a member of the Seller Group’s obligations under any Seller Guarantee have not been irrevocably released, the Buyers shall provide the Sellers with letters of credit or surety bond(s), issued by an issuer reasonably acceptable to the Sellers, in an amount equal to the Seller Group’s entire potential Liability pursuant to the immediately preceding sentence. Any such letter of credit, guarantee or other financial assurance obligation shall not expire, terminate or be cancelled until the Seller Group is irrevocably and unconditionally fully released from the entire potential Liability with respect to all Seller Guarantees.

Section 1.18Non-Solicitation; Non-Hire and Non-Compete.
(a)Each Seller agrees that, from and after the Closing until the second anniversary of the Closing Date, it shall not, and shall cause each other member of the Seller Group not to, (i) encourage, induce, or solicit for employment any Transferred Employee; provided that the foregoing shall not apply to solicitations (A) made by general job opportunity advertisements and headhunter searches not specifically targeting employees of the Business, (B) targeting any employee whose employment by the Business was terminated by a Buyer or an Affiliate of the Buyers at any time or (C) targeting any other employee who voluntarily resigned their employment with the Business more than three months prior to such solicitation, or (ii) hire any such Transferred Employee; provided that any member of the Seller Group may hire any Transferred Employee (I) if such Transferred Employee (other than a Transferred Employee who is a director level or above) was terminated by the Buyers or an Affiliate of the Buyers in connection with a reorganization, restructuring or other similar Buyer group corporate action, (II) if such Transferred Employee is a director level or above, and such Transferred Employee was terminated in connection with a reorganization, restructuring or other similar Buyer group corporate action and has not been employed in the Business for a period of twelve months prior to such hiring, (III) if such Transferred Employee (other than a Transferred Employee who is a director level or above) has not been employed in the Business for a period of twelve months prior to such hiring or (IV) with the Buyers’ written consent (such consent subject to Buyers’ sole discretion).
(b)The Buyers agree that from and after the date of this Agreement until the second anniversary of the Closing Date, they shall not, and shall cause their Affiliates not to, encourage, induce, or solicit for employment any Person who is an employee of any member of the Seller Group (other than, following the Closing, Transferred Employees); provided that the foregoing shall not apply to solicitations (i) made by general job opportunity advertisements and headhunter searches not specifically targeting any employees of any member of the Seller Group, (ii) targeting any employee whose employment by the applicable member of the Seller Group was terminated or (iii) targeting any other employee who voluntarily resigned their employment with the applicable member of the Seller Group more than three months prior to such solicitation.
(c)For a period of four (4) years after the Closing Date, absent Buyers’ prior written consent, the Sellers shall not, and shall cause their respective Affiliates not to, engage in (including by holding any equity interests in any Person engaging in) a business where the Sellers or any of their respective Affiliates act as merchant of record on cross-border e-commerce transactions by purchasing merchandise from retailers and reselling such merchandise to consumers in international jurisdictions (other than in respect of transactions effected on a marketplace) (a “Competitive Business”); provided that the foregoing shall not prohibit the Sellers or any of their respective Affiliates from collectively owning up to an aggregate of 5% of the outstanding shares of any class of capital stock in any corporation whose stock is publicly traded on a national exchange that engages in a Competitive Business (a “Competing Person”) so long as no Seller or any Affiliate thereof has any participation in the management of such Competing Person. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.18(c) shall prohibit the Seller or any of their respective Affiliates from:
(i)investing in any Person that invests in a Competitive Business, so long as such investment is less than 10% of the outstanding ownership interest in such Person and such Seller or Affiliate does not control such Person;

(ii)acquiring the whole or any part of a Person or business that engages in any Competitive Business; provided that where such Competitive Business of such Person or business represents greater than 10% of the annual revenues as set out in the annual financial statements of such Person or business most recently available on or prior to the date of such acquisition by such Seller or Affiliate, such Seller or Affiliate shall divest such Person, business or portion thereof to the extent engaging in such Competitive Business within twelve (12) months after the consummation of such acquisition (whether such divestiture will result in loss or gain to the Sellers or their Affiliates);
(iii)owning any securities through any employee benefit plan; or
(iv)performing any Competitive Business for the benefit of the Buyers or any of their Affiliates, including the performance of any Competitive Business required or contemplated by this Agreement or any other Transaction Document.
(d)The parties acknowledge that the restrictions contained in this Section 5.18 are reasonable in scope and duration in light of the nature, size and location of the Business, and are necessary to protect each Buyer’s significant investment in the Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 5.18 be enforced to the fullest extent permissible under applicable Law. If at any time a court or arbitrator’s award holds that the restrictions in this Section 5.18 are unreasonable under circumstances then existing, the parties hereto agree that the court or arbitrator will have the power to reduce the period, scope or geographical area of the term or provision.
Section 1.19Post-Closing Financial Statements.
(a)The Sellers will deliver to the Buyers, within 45 days of the Closing Date, the unaudited combined balance sheet of the Transferred Entities as of June 30, 2022 prepared in all material respects, in accordance with GAAP (as modified by the principles, procedures and practices used in the preparation of the Business Financial Statements and described in Section 3.05 of the Disclosure Letter) which balance sheet does not include any material misstatements or omissions (the “Specified Balance Sheet”); provided that, the Sellers shall have no Liability to the Buyers under this Agreement (including, for the avoidance of doubt, under Article IX) for failing to deliver such Specified Balance Sheet within 45 days of the Closing Date if (i) any Buyer, any of the Transferred Entities, or any of its or their respective officers or employees fails (in a material respect) to timely provide the Specified Transition Services to the Sellers and their Affiliates in connection with the preparation of such Specified Balance Sheet or (ii) any Buyer, any of the Transferred Entities or any of its or their respective officers or employees takes any action that would reasonably be expected to delay or interfere with the timely preparation or delivery of such Specified Balance Sheet.
(b)For a period of eighteen (18) months following the Closing, Sellers shall, and shall cause their Affiliates to, at the Buyers’ sole cost and expense and within reasonable time following the Buyers’ written request, use commercially reasonable efforts to: (i) deliver to the Buyers such financial information (collectively, the “Transferred Entities Financial Information”) regarding the Transferred Entities and the Business as the Buyers may reasonably request relating to periods beginning prior to the Closing and necessary for the Buyers to prepare their audited and unaudited financial statements or comply with their obligations under the Securities Act, and the rules and regulations promulgated under such acts or similar Laws in other jurisdictions, provided that Sellers and their Affiliates will not be required to produce any information or analysis that the Sellers or their Affiliates do not possess at such time or that has previously been provided to, or is otherwise in the possession of, the Buyers or their Affiliates; (ii) ask its accountants to (A) provide customary “comfort letters” (including customary “negative assurances”) relating to the Transferred Entities Financial Information relating to the audit reports issued for period beginning prior to the Closing and (B) consent to the inclusion of its audit reports in any registration statements that include the Transferred Entities Financial Information relating to the periods beginning prior to the Closing and being referenced as an expert therein; (iii) provide such information and documents as may be required for the preparation and delivery of the Transferred Entities Financial Information relating to the periods beginning prior to the Closing, provided that Sellers and their Affiliates will not be required to produce any information or documents that the Sellers or their Affiliates do not possess at such time or that has previously been provided to, or is otherwise in the possession of, the Buyers or their Affiliates and (iv) cooperate, and ask its accountants to cooperate, with the Buyers and their accountants in connection with the preparation of the Buyers’ financial statements (including any pro forma financial statements) and reports.
Section 1.20Affiliate Transactions. On or prior to the Closing Date, except (a) pursuant to any Transaction Document (including pursuant to Section 5.12), and (b) those Contracts, arrangements and transactions set forth on Section 5.20 of the Disclosure Letter, all Contracts, arrangements and other transactions between any member of the Seller Group (other than the Transferred Entities), on the one hand, and any Transferred Entities, on the other hand, relating to the Business shall be terminated in full, without any liability to the Buyers or their respective Affiliates following the Closing, and Sellers shall deliver written evidence, in form and substance satisfactory to the Buyers, of such termination; provided that if any such transactions remain in effect after the Closing, the Buyers and the Sellers shall (or shall cause their respective Affiliates to) terminate such transactions without any liability to the Buyers.
Section 1.21Exclusivity. Between the date hereof and the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to Article VIII, the Sellers and the Transferred Entities shall not, and shall direct their officers, directors, employees, agents, Affiliates, equityholders, agents and representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage any proposal or offer from any Person or group of Persons (other than the Buyers and their Affiliates and representatives) relating to the direct or indirect acquisition (including by license or lease) of all or any part of the equity interests or all or any substantial portion of the assets of the Transferred Entities (including any acquisition structured as a merger, consolidation, reorganization, recapitalization or share exchange) (an “Alternative Transaction”), (b) engage in, enter into, continue or participate in any discussions or negotiations with any Person or group of Persons (other than the Buyers and their Affiliates and representatives) regarding an Alternative Transaction, or provide any non-public information or data concerning the Transferred Entities or the Business or afford access to the non-public books and records or directors, officers, employees or advisors of the Sellers or the Transferred Entities to any Person or group of Persons (other than the Buyers and their Affiliates and representatives) in connection with, any proposal, indication of interest, inquiry, request or offer that constitutes, or would reasonably be expected to result in, an Alternative Transaction (it being understood that informing a Person of the existence of this Agreement and the restrictions set forth in this Section 5.21 after such Person contacts any Seller or any Transferred Entity regarding an Alternative Transaction shall not be a breach of this Section 5.21) or (c) approve, endorse, recommend or enter into any acquisition agreement, purchase agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction. Between the date hereof and the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Article VIII, the Sellers shall promptly (and in any event within one (1) Business Day) notify the Buyers in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Sellers or the Transferred Entities with respect to any Alternative Transaction, including the terms of such proposal, discussion, negotiation or inquiry and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Promptly (but in any event within two (2) Business Days) following execution of this Agreement, the Sellers and their Affiliates shall terminate access to any data rooms, electronic or otherwise, previously provided to any Persons (other than the Buyers and their Affiliates and representatives) in connection with any Alternative Transaction, and shall request that any Person with whom the Transferred Entities or their Affiliates previously executed a non-disclosure, confidentiality or similar agreement in connection with any Alternative Transaction return all confidential information of the Sellers or the Transferred Entities relating to the Business previously provided to such Persons or that such Person affirmatively certify that they have destroyed all confidential information of the Sellers and the Transferred Entities in its possession. Notwithstanding anything herein to the contrary, an “Alternative Transaction” shall not include any acquisition of the equity interests of Parent or an acquisition of all or substantially all of the assets of Parent (it being understood that no such acquisition shall include the equity interests of the Transferred Entities or any assets of the Transferred Entities that are primarily used in the Business) (a “Parent Transaction”), and nothing within this Section 5.21 shall in any way limit discussions, negotiations, solicitations, proposals, offers, endorsements, approvals, agreements or any other action with respect to or involving a Parent Transaction, in each case, provided that such Parent Transaction does not prevent or impair the consummation of the Transaction.
Section 1.22Duty Drawback. (a) Following the Closing and through the second anniversary of the Closing Date, upon receipt by the Transferred Entities of any portion of the Duty Drawback Amount, the Buyers shall cause the Transferred Entities to promptly (and in any event within ten (10) Business Days) transfer such funds to the Sellers and (b) following the Closing until the earlier of (i) such time as the Duty Drawback Amount has been remitted to the Sellers in full and (ii) the second anniversary of the Closing Date, the Buyers and the Transferred Entities shall (A) reasonably cooperate and assist, and shall take commercially reasonable efforts to cause the customs brokers of the Transferred Entities, including Livingston International Inc., to reasonably cooperate and assist, the Sellers in recovering the Duty Drawback Amount from the applicable Canadian Governmental Authorities and (B) use commercially reasonable efforts to provide any applicable data reasonably requested by the customs brokers of the Transferred Entities in order for such customs brokers to submit the claims to the applicable Canadian Governmental necessary to recover the Duty Drawback Amount; provided, however, that neither the Buyers nor the Transferred Entities will be required to submit claims to the Canadian Governmental Authorities with respect to the Duty Drawback Amount.
Section 1.23Carve-Out Financial Statements; 3-05 Financial Statements.
(a)Following the Closing, the Sellers will use commercially reasonable efforts to deliver to the Buyers, within 90 days of the Closing Date, the Carve-Out Financial Statements; provided that, without derogating from the Buyers’ right to set-off the Holdback in accordance with Section 5.23(d) (subject to the terms therein), the Sellers shall have no Liability to the Buyers under this Agreement (including, for the avoidance of doubt, under Article IX) solely as a result of failing to timely deliver the Carve-Out Financial Statements within 90 days of the Closing Date (i) if such failure is a result of any Buyer’s noncompliance with its obligations under Section 5.23(b) or (ii) if the Sellers deliver the Carve-Out Financial Statements to the Buyers within 120 days of the Closing Date, provided, however, that the foregoing exclusion shall not apply to any non-compliance of the Carve-Out Financial Statements with the Carve-Out Accounting

Principles or material misstatements or omissions in such Carve-Out Financial Statements.
(b)From and after the Closing Date, (i) in connection with the preparation of the Carve-Out Financial Statements, each Buyer shall, and shall cause the Transferred Entities and its and their respective officers and employees (with relevant knowledge and expertise) to, (A) reasonably cooperate with and assist the Sellers and their Representatives in the preparation of the Carve-Out Financial Statements, including by timely providing the Specified Transition Services, and (B) provide the Sellers and their Representatives with reasonable access to the Business Records and relevant personnel and properties of the Transferred Entities to the extent reasonably required in order to permit the Sellers and their Representatives to prepare the Carve-Out Financial Statements, and (ii) each Buyer shall not, and shall cause the Transferred Entities and its and their respective officers and employees not to, take any action that would reasonably be expected to delay or interfere with the timely preparation or delivery of the Carve-Out Financial Statements.
(c)Following the Closing, the Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to reasonably cooperate with and assist the Buyers and their Representatives in the preparation of the 3-05 Financial Statements (if prepared by the Buyers or their Affiliates in their sole discretion).
(d)Within three (3) Business Days after the completion of the Carve-Out Financial Statements, the Buyers will release the Holdback Amount to the bank account (or bank accounts) designated by the Sellers; provided that if the Carve-Out Financial Statements are not completed on or prior to the 90th day after the Closing Date and the Buyers have complied with their obligations under Section 5.25(b) above, the Holdback Amount will not be released or paid to the Sellers; provided, further, however, if such failure to complete the Carve-Out Financial Statements is a result of any Buyer’s noncompliance with its obligations under Section 5.25(b) above, the Buyers shall, no later than 95 days after the Closing Date, release the Holdback Amount to the Sellers.
(e)For purposes of this Section 5.23:
“3-05 Financial Statements” means, collectively, (i) the audited combined balance sheet of the Business as of December 31, 2021 and the related audited combined statement of operations of the Business and statement of changes in cash flow of the Business, in each case for the year then ended, prepared in accordance with the Carve-Out Accounting Principles and audited in accordance with the AICPA audit rules and (ii) the unaudited combined balance sheet of the Business as of June 30, 2022 and the related unaudited combined statement of operations of the Business and statement of changes in cash flow of the Business, in each case for the six months then ended, prepared in accordance with the Carve-Out Accounting Principles.
“Carve-Out Accounting Principles” means the accounting policies applied by Parent in its preparation of the Business Financial Statements, as adjusted solely to the extent required by GAAP or the rules and regulations of the SEC applicable to financial statements prepared pursuant to Regulation S-X 3-05.

“Carve-Out Financial Statements” means, collectively, (i) the unaudited combined balance sheet of the Business as of December 31, 2021 and the related unaudited combined statement of operations of the Business and statement of changes in cash flow of the Business, in each case for the year then ended and (ii) the unaudited combined balance sheet of the Business as of June 30, 2022 and the related unaudited combined statement of operations of the Business and statement of changes in cash flow of the Business, in each case for the six months then ended, in each case of clauses (i) and (ii) prepared in accordance with the Carve-Out Accounting Principles and that do not include any material misstatements or omissions.
(f)Notwithstanding anything to the contrary herein, and for the avoidance of doubt, no party hereto shall incur any Liability or receive any asset merely as a result of such Liability or asset being included in the Carve-Out Financial Statements.
(g)Each of the parties hereto shall bear its own costs and expenses in connection with its undertaking and obligations under this Section 5.23.
Section 1.24Release of Guarantees and Encumbrances. At the Closing, the Sellers shall deliver to the Buyers evidence that they have caused all Encumbrances on any of the Transferred Equity Interests and the assets of the Transferred Entities and all guarantees by the Transferred Entities, in each case, with respect to any Indebtedness for borrowed money of the Seller Group to be released or terminated upon the Closing, including UCC-3 termination statements.
ARTICLE VI
CERTAIN INTELLECTUAL PROPERTY MATTERS
Section 1.01Partial Assignment of License Agreements.
(a)Effective upon, and only upon, the Closing, (i) the Sellers, on behalf of themselves and any other applicable members of the Seller Group, hereby transfer and convey to the Transferred Entities such portion of their rights, duties and obligations under the License Agreements that are exclusively related to the Business, to use the rights licensed thereunder to the same extent and with the same scope as the Transferred Entities are permitted to use such rights and (ii) the Buyers shall, and hereby do, cause the Transferred Entities to assume such rights, duties and obligations thereunder and be bound to the terms of the License Agreements with respect thereto (the “Partial Assigned License”). For the avoidance of doubt, the rights, duties and obligations of the Transferred Entities under the Partial Assigned License shall be strictly limited to the same rights, duties and obligations held by the Transferred Entities immediately prior to the Closing, and no other rights are granted expressly, by implication, estoppel or otherwise. The Buyers shall deliver, or cause to be delivered, any instruments or agreements reasonably requested by the Sellers in order to comply with the requirements of the License Agreements relating to the Partial Assigned License.
(b)The Buyers shall not, and shall cause the Transferred Entities not to, take any action under the License Agreements after the Closing that would reasonably be expected to adversely affect any rights, duties or obligations of Parent or any other member of the Seller Group under the License Agreements. The Sellers shall not, and shall cause each other member of the Seller Group not to, take any action under the License Agreements that would reasonably be expected to adversely affect any rights, duties or obligations of the Transferred Entities under the Partial Assigned License after the Closing; provided that nothing in this Section 6.01(b) shall restrict the Seller Group from permitting the License Agreements to expire or otherwise be terminated in accordance with their terms.
(c)The Transferred Entities shall not assume any obligations or liabilities under the Partial Assigned License incurred or accrued by any member of the Seller Group prior to the Closing, which obligations and liabilities shall remain the sole responsibility of the relevant member of the Seller Group.
(d)The Buyers shall indemnify the Sellers and their respective Affiliates against, and shall hold the Sellers and their respective Affiliates harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Sellers or any of their respective Affiliates on or after the Closing arising out of or relating to the Partial Assigned License.
Section 1.02Grant of Technology License.
(a)Effective upon, and only upon, the Closing, the Sellers grant, and shall cause any other applicable members of the Seller Group to grant, to the Transferred Entities a limited, perpetual, non-exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free, worldwide license to use the items set forth in Section 6.02(a)(i) of the Disclosure Letter (the “Licensed Technologies”) in connection with the products set forth in Section 6.02(a)(ii) of the Disclosure Letter (the “Transferred Products”), in each case solely to the extent the Licensed Technologies are incorporated into, and solely in the form provided in, the Transferred Products as of the Closing.
(b)If Buyers notify the Sellers after the Closing that the Licensed Technologies omit any Intellectual Property reasonably necessary for the Transferred Entities to use the Transferred Products and which was (i) owned by any member of the Seller Group on the date hereof and (ii) used by the Transferred Entities in connection with the Transferred Products prior to Closing, then as promptly as reasonably practicable after receipt of such notice, the Sellers shall, and shall cause any other applicable members of the Seller Group to, without further consideration, license such Intellectual Property to the Transferred Entities on terms substantially identical to the terms of the Licensed Technologies under Section 6.02(a); provided that no member of the Seller Group shall be required to incur any unreimbursed costs or expenses in connection with granting such license.
(c)The Seller Group shall retain all right, title and ownership of all Licensed Technologies (including all Copyrights, Patents, Trade Secrets, data or other intellectual or intangible property rights of any kind) provided to the Transferred Entities. The Buyers agree, and shall cause their Affiliates, not to reverse engineer or decompile the Licensed Technologies or otherwise use the Licensed Technologies for any purpose other than the operation of the Business.
(d)The Buyers and GLBE acknowledge and agree that the use of the Licensed Technologies is at their sole risk, and that neither the Sellers nor any other member of the Seller Group have any obligation to support or maintain the Licensed Technologies. The Licensed Technologies and related documentation are provided “AS IS” and without any warranty of any kind and the Sellers EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO,

THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Section 1.03Intellectual Property Further Assurances.
(a)If at any time after the Closing, the Sellers notify the Buyers or GLBE that the Buyers or any of their Affiliates are in possession of any Intellectual Property reasonably necessary to conduct the Seller Group’s business as conducted as of the Closing Date, then as promptly as reasonably practicable after receipt of such notice, Buyers shall, or shall cause their applicable Affiliates to, without further consideration, grant to the Sellers (or an applicable Affiliate of the Sellers) a limited, perpetual, non-exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free, worldwide license to use such Intellectual Property solely to the extent such Intellectual Property is used in the conduct of the Seller Group’s business as conducted as of the Closing Date and any reasonable expansion thereof (which may include geographic expansion, product expansion and/or channel expansion). The Seller acknowledges and agrees that the use of such licensed Intellectual Property is at the Seller’s sole risk, and that neither the Buyers nor any of their Affiliates have any obligation to support or maintain such licensed Intellectual Property. Such licensed Intellectual Property and related documentation are provided “AS IS” and without any warranty of any kind and the BUYERS AND GLBE EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
(b)If at any time after the Closing, the Buyers notify the Sellers that the Sellers or any of their respective Affiliates is in possession of any Intellectual Property reasonably necessary to conduct the Business as conducted as of the Closing Date, then as promptly as reasonably practicable after receipt of such notice, the Sellers shall, or shall cause their applicable Affiliates to, without further consideration, grant to the Transferred Entities a limited, perpetual, non-exclusive, non-transferable, non-sublicensable, non-assignable, royalty-free, worldwide license to use such Intellectual Property solely to the extent such Intellectual Property is used in the conduct of the Business as conducted as of the Closing Date and any reasonable expansion thereof (which may include geographic expansion, product expansion and/or channel expansion). The Buyers acknowledge and agree that the use of such licensed Intellectual Property is at Buyers’ sole risk, and that neither the Sellers nor any other member of the Seller Group have any obligation to support or maintain such licensed Intellectual Property. Such licensed Intellectual Property and related documentation are provided “AS IS” and without any warranty of any kind and the Sellers EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VII
CONDITIONS TO CLOSING
Section 1.01Conditions to Obligations of All Parties. The respective obligations of each party to consummate the Transaction shall be subject to the fulfillment or waiver, at or prior to the Closing, of the condition that no Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent injunction issued or entered by a court of competent jurisdiction shall have been enacted or entered into after the date hereof, in each case, having the effect of making the Transaction illegal or otherwise enjoining or prohibiting the consummation of the Transaction (collectively, “Restraints”).

Section 1.02Conditions to Obligations of Buyers. The obligations of the Buyers to consummate the Transaction shall be further subject to the fulfillment or Buyers’ written waiver, at or prior to the Closing, of each of the following conditions:
(a)The Sellers Fundamental Representations shall be (i) in the case of such representations and warranties qualified by “materiality” or “Material Adverse Effect”, true and correct in all respects and (ii) in the case of such representations and warranties not so qualified, true and correct in all material respects, in the case of each of clause (i) and (ii), at and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date). The representations and warranties of the Sellers contained in Section 3.07(y) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date. All other representations and warranties of the Sellers contained in Article III shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of that specified date), except where the failure of such other representations and warranties to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect.
(b)The Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by them prior to or on the Closing Date.
(c)There shall not have been a Material Adverse Effect which has occurred since the date hereof.
(d)The Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Sellers, that each of the conditions set forth in Section 7.02(a) through Section 7.02(c) have been satisfied.
(e)The Buyers shall have received a copy of the certificate to be delivered to the administrative agent under the Credit Agreement and related Collateral Agreement, by and among certain members of the Seller Group, JPMorgan Chase Bank, N.A., and the lenders party thereto, in connection with the Closing.
Section 1.03Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the Transaction shall be further subject to the fulfillment or the Sellers’ written waiver, at or prior to the Closing, of each of the following conditions:
(a)The Buyers Fundamental Representations shall be (i) in the case of such representations and warranties qualified by “materiality” or “Buyer Material Adverse Effect”, true and correct in all respects and (ii) in the case of such representations and warranties not so qualified, true and correct in all material respects, in the case of each of clause (i) and (ii), at and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date). All other representations and warranties of the Buyers contained in Article IV shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except for those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of that specified date), except where the failure of such other representations and warranties to be true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)The Buyers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.
(c)The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyers, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
Section 1.04Frustration of Closing Conditions. Neither the Buyers nor the Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Person’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, including as required by Section 5.04.
ARTICLE VIII
TERMINATION
Section 1.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Sellers and the Buyers;
(b)by the Buyers by written notice to the Sellers if the Buyers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of or made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02(a) through Section 7.02(c) and such breach, inaccuracy or failure is not cured by the Sellers by the Outside Date;
(c)by the Sellers by written notice to the Buyers if the Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of or made by the Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03(a) and Section 7.03(b) and such breach, inaccuracy or failure is not cured by the Buyers by the Outside Date; or
(d)by the Buyers or the Sellers:
(i)if the Closing has not occurred on or before August 20, 2022 (the “Outside Date”); provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if such party is in material breach of its obligations under this Agreement; or
(ii)if any Restraint shall have been adopted, promulgated, issued or entered making illegal, enjoining or otherwise prohibiting the consummation of the Transaction and such Restraint shall have become final and nonappealable; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) if such party is in material breach of its obligations under this Agreement.
Section 1.02Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Buyers as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party, other than (i) this Section 8.02 and Article X, (ii) the Confidentiality Agreement, the term of which shall automatically be extended for two (2) years following such termination, and (iii) any Liability to the other party arising from (A) a breach by a party of any covenant or agreement set forth in this Agreement or (B) Fraud. Nothing in this Section 8.02 shall be deemed to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE IX INDEMNIFICATION
Section 1.01Survival. (a) The covenants of the parties hereto that require performance on or prior to the Closing Date set forth in this Agreement shall survive the Closing solely for purposes of this Article IX and shall terminate on the close of business on the nine (9) month anniversary of the Closing Date and (b) each of (i) the Sellers Fundamental Representations, and (ii) the Buyers Fundamental Representations shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to such representation (as such statute of limitations pertains to the subject matter of such representation, or the ability of the Buyers or any third party to make a claim relating to breach of such representation, including all periods of extension and/or tolling, whether automatic or permissive). The covenants of the parties hereto contained in this Agreement that require performance after the Closing shall survive the Closing in accordance with the period expressly specified in the terms of the relevant covenant. The parties, intending to modify any applicable statute of limitations, agree that the representations and warranties in this Agreement (other than the Sellers Fundamental Representations and the Buyers Fundamental Representations) and in any certificate delivered hereunder or thereunder shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and, after the Closing, there shall be no Liability on the part of, nor shall any claim be made by, any party or any of its Affiliates in respect of any breach of such representations and warranties. Notwithstanding anything to the contrary, any Liability arising out of Fraud on the part of any party hereto shall survive the Closing and continue in full force and effect indefinitely.
Section 1.02Indemnification.
(a)Indemnification by Sellers. Subject to the provisions of this Article IX, the Sellers shall, jointly and severally, indemnify and defend each of the Buyers Indemnified Parties against, and shall hold each of them harmless from and against, and pay and reimburse each of the Buyers Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Buyers Indemnified Parties to the extent arising out of, resulting from, related to or by reason of:
(i)any breach or inaccuracy of any of the Sellers Fundamental Representations;
(ii)any breach or non-fulfillment of any covenant or obligation of the Sellers contained in this Agreement (subject to the limitations on indemnification set forth in Sections 5.19(a) and 5.23(a));

(iii)Pre-Closing Taxes;
(iv)the submission by the Transferred Entities, either directly or through Livingston International Inc. or DHL Express (Canada), Ltd. (and including pursuant to Section 5.22) to the Canadian Border Security Agency, of claims (or similar reimbursement requests) for any portion of the Duty Drawback Amount;
(v)any Excluded Liabilities; and
(vi)the matters described in Section 9.02(a)(vi) of the Disclosure Letter.
(b)Indemnification by the Buyers. Subject to the provisions of this Article IX, the Buyers shall indemnify and defend each of the Sellers Indemnified Parties against, and shall hold each of them harmless from and against, and pay and reimburse each of the Sellers Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnified Parties to the extent arising out of, resulting from, related to or by reason of:
(i)any breach or inaccuracy of any of the Buyers Fundamental Representations;
(ii)any breach or non-fulfillment of any covenant or obligation of the Buyers contained in this Agreement;
(iii)all Taxes of any Transferred Entity for any Post-Closing Tax Period; and
(iv)any Assumed Liabilities.
Section 1.03Limitations on Indemnification.
(a)Claims against the R&W Insurance Policy; Cap on Losses of the Buyers Indemnified Parties and Recourse.
(i)The sole recourse of the Buyer Indemnified Parties for Losses based upon, arising out of, resulting from, related to or by reason of any breach or inaccuracy of any of the representations and warranties of the Sellers (other than the Sellers Fundamental Representations) shall be against the R&W Insurance Policy.
(ii)The aggregate liability of the Sellers for Losses (x) pursuant to each of Section 9.02(a)(iii), Section 9.02(a)(v) and Section 9.02(a)(vi) shall be uncapped, and (y) pursuant to Section 9.02(a)(i), Section 9.02(a)(ii) or Section 9.02(a)(iv) shall, in the aggregate, in no event exceed the Final Purchase Price provided, however, that the aggregate liability of the Sellers for Losses pursuant to Section 9.02(a)(ii) with respect to Sections 5.19(a) and 5.23(a), to the extent such Losses result from (A) any non-compliance of such Carve-Out Financial Statements with the Carve-Out Accounting Principles or such Carve-Out Financial Statements containing a material misstatement or omission, or (B) any non-compliance of the Specified Balance Sheet with the accounting principles set forth in Section 5.19 or such Specified Balance Sheet containing a material misstatement or omission, shall, in the aggregate, in no event exceed $5,000,000.
(iii)The parties hereto acknowledge and agree that if any Buyers Indemnified Party has any indemnification claims under this Article IX, such Buyers Indemnified Party shall seek recovery with respect to such claims as follows (A) if such claim is made pursuant to Section 9.02(a)(i), first from the R&W Insurance Policy and second, to the extent the coverage under the R&W Insurance Policy has been exhausted or is otherwise unavailable, from the Sellers directly, on a joint and several basis; and (B) with respect to all other claims pursuant to Section 9.02(a), from the Sellers directly, on a joint and several basis.
(iv)Notwithstanding anything to the contrary herein, the limitations set forth in Section 9.03(a)(i), Section 9.03(a)(ii) and Section 9.03(a)(iii) shall not apply to Losses to the extent arising out of, relating to or otherwise by virtue of, directly or indirectly, any Fraud of the Sellers.
(v)Notwithstanding anything to the contrary herein, (A) the Sellers’ obligations under this Article IX with respect to Section 5.19(a) shall terminate on the one (1)-year anniversary of the date on which the Specified Balance Sheet is delivered pursuant thereto and (B) the Sellers’ obligations under this Article IX with respect to Section 5.23(a) shall terminate on the one (1)-year anniversary of the date on which the Carve-Out Financial Statements are delivered pursuant thereto.
(b)Cap on Losses of the Sellers Indemnified Parties. The aggregate liability of the Buyers for Losses pursuant to (x) Section 9.02(b)(iii) and Section 9.02(b)(iv) shall be uncapped and (y) Section 9.02(b)(i) and Section 9.02(b)(ii) shall not exceed the Final Purchase Price.
(c)Materiality Qualifications. Notwithstanding anything to the contrary contained herein, from and after the Closing, solely for purposes of the indemnification obligations set forth in Section 9.02(a)(i) and Section 9.02(b)(i), for purposes of determining (i) whether a breach of a representation or warranty exists for purposes of such Sections, and (ii) the amount of Losses arising from such a breach for which the Buyers Indemnified Parties or the Sellers Indemnified Parties are entitled to indemnification under such Sections, each applicable representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).
(d)No Duplication; Other Matters. No indemnity may be sought hereunder in respect of any Loss, including any Taxes, to the extent such Loss was taken into account in determining the Final Purchase Price (including as a Transaction Expense, Indebtedness or current liability included in the calculation of Closing Working Capital). Losses indemnifiable pursuant to Section 9.02 shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under the Transaction Documents. The Indemnified Parties shall not be entitled to recover more than once for the same Loss. Notwithstanding anything in the Transaction Documents to the contrary, without limiting the generality of the foregoing, in no event shall (x) the Sellers or their respective Affiliates be obligated to indemnify the Buyers Indemnified Parties pursuant to this Article IX (which shall include any indemnification obligations of the Sellers related to Section 5.10), or with respect to any matter to the extent duplicative with any other indemnification obligation under the Transaction Documents or (y) the Buyers or their Affiliates be obligated to indemnify the Sellers Indemnified Parties pursuant to this Article IX with respect to any matter to the extent duplicative with any other indemnification obligation under the Transaction Documents.
(e)Exclusive Remedy. Following the Closing, the indemnification provided for in this Article IX shall be the sole and exclusive remedy and recourse for any breach of or claims relating to this Agreement, except that the foregoing shall not (i) limit any party’s right to seek and obtain equitable non-monetary remedies with respect to this Agreement, (ii) apply with respect to Section 2.02, 2.03 or 5.19(b) or (iii) for the avoidance of doubt, affect any rights, obligations, remedies or recourse under the other Transaction Documents or the Confidentiality Agreement. For the avoidance of doubt, nothing in this Section 9.03(e), shall affect any party’s rights to specific performance under Section 10.10.
(f)Recovery; Mitigation. Buyers shall take, and shall cause or direct, as applicable, the other Buyers Indemnified Parties to take, commercially reasonable steps to mitigate any Losses arising out of, resulting from, related to or by reason of the matters set forth in Section 9.02(a)(i), Section 9.02(a)(ii) and Section 9.02(a)(v). Sellers shall take, and shall cause or direct, as applicable, the other Sellers Indemnified Parties to take, commercially reasonable steps to mitigate any Losses arising out of, resulting from, related to or by reason of the matters set forth in Section 9.02(b)(i), Section 9.02(b)(ii) and Section 9.02(b)(iv). The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss (net of the deductible for such policies, costs of enforcement and reasonable associated costs and expenses). In any case where the Indemnified Party recovers pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other sources of reimbursement any amount not previously taken into account in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 9.02, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or realized (after deducting therefrom the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery or realization) but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.
(g)Termination of Indemnification. The obligations of Sellers to indemnify and hold harmless the Buyers Indemnified Parties hereunder shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 9.01, other than the indemnification obligations under Section 9.02(a)(iii) and Section 9.02(b)(iii), which shall survive the Closing and shall remain in full force until sixty (60) days past the expiration of the applicable statutes of limitation for the Taxes in question (taking into account any extensions or waivers thereof); provided, however, that such obligations to indemnify and hold harmless with respect to Losses shall not terminate with respect to any item as to which the Person to be indemnified shall have, prior to the expiration of the applicable survival period as set forth in Section 9.01, previously provided a claim notice to the Person liable for indemnification pursuant to this

Article IX in accordance with this Agreement (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made).
(h)Limitations on Tax Indemnity. The Sellers shall not be required to indemnify or hold harmless the Buyers Indemnified Parties from and against any Taxes pursuant to Section 9.02(a)(iii) that result from any action taken by the Buyers or any of their Affiliates (including, after the Closing, the Transferred Entities) after the Closing, other than acts taken in compliance with the terms of this Agreement or with the consent of the Sellers.
(i)Tax Benefits. Payments by an Indemnifying Party pursuant to Section 9.02 in respect of any Loss shall be reduced by an amount equal to any Tax Benefit actually realized by the Indemnified Party (or its Subsidiaries) as a result of, or arising from the recognition of, such Loss within the taxable year that the Loss occurs.
Section 1.04Indemnification Procedures.
(a)In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Legal Proceeding by any Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) against such Indemnified Party, with respect to which a party hereto is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such Third Party Claim to the Indemnifying Party within thirty (30) days after receiving written notice of such Third Party Claim (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter); provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced thereby. Each such notice by the Indemnified Party shall (i) specify in reasonable detail the nature of, the facts, circumstances and legal basis for, the amount or a good faith estimate of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted, and the specific representation and warranty, covenant or Excluded Liability, as applicable, for which such claim for indemnification is made, and include a statement that such Indemnified Party believes in good faith that it is entitled to indemnification pursuant to this Article IX with respect to such potential Losses and (ii) include copies of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its Representatives, and all other material written evidence related thereto. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume and control the defense thereof (subject to the limitations set forth below) at such Indemnifying Party’s expense by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, provided that the Indemnifying Party first enters into a written agreement that the Indemnifying Party is obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim.
(b)Any claim by an Indemnified Party for indemnification not involving a Third Party Claim may be asserted by promptly (and in no event later than thirty (30) days following the Indemnified Party’s discovery of such claim) giving the Indemnifying Party written notice thereof; provided, however, that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced thereby. Each such notice shall specify in reasonable detail the nature of, the facts, circumstances and legal basis for, the amount or a good faith estimate of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted and the specified covenant or Excluded Liability, as applicable, for which such claim for indemnification is made, and include a statement that such Indemnified Party believes in good faith that it is entitled to indemnification pursuant to this Article IX with respect to such potential Losses.
(c)After delivery of a written notice to the Indemnifying Party in accordance with Section 9.04(a) or (b), (i) the Indemnified Party shall, upon written request from the Indemnifying Party, supply and make available to the Indemnifying Party and its Representatives all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Indemnifying Party (it being understood that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall cause its and its employees and Representatives, to (A) be reasonably available to the Indemnifying Party and its Representatives during normal business hours to discuss such claim, (B) render to the Indemnifying Party and its Representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Indemnifying Party and/or its Representatives may reasonably request (provided that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its Representatives unless and until such Indemnifying Party or such Representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Indemnifying Party and its Representatives in good faith. Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.
(d)If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party, other than any fees and expenses of such separate counsel if the Indemnified Party’s outside legal counsel has reasonably concluded that there are one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or that the Indemnified Party and the Indemnifying Party have a conflict of interest, in each case with respect to such Third Party Claim.
(e)Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi-criminal Legal Proceeding, (ii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, or (iii) upon petition by the Indemnified Party, a court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously defend the Third Party Claim.

(f)If the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) before entering into any settlement of, consenting to the entry of any judgment with respect to, or ceasing to defend such Third Party Claim, unless the Indemnified Party and its Affiliates are given an express and unconditional full release of any and all Liability by all relevant parties to such Third Party Claim, no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and all monetary Losses payable under the settlement or consent are being paid by the Indemnifying Party. If the Indemnified Party shall control the defense of any Third Party Claim, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(g)Section 5.15(d), and not this Section 9.04, shall govern any Third Party Claim related to an indemnification obligation pursuant to Section 9.02(a)(iii) or Section 9.02(b)(iii).
Section 1.05Treatment of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.
ARTICLE X
MISCELLANEOUS
Section 1.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the Buyers shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the Antitrust Laws.
Section 1.02Notices. All notices and other communications given or made pursuant hereto shall be in writing sent via email (with a copy promptly (and in any event within one (1) Business Day) mailed by certified or registered mail to the applicable party’s address set forth below):

If to the Sellers, to:	c/o Pitney Bowes 3001 Summer Street Stamford, CT 06926 Office of the General Counsel Facsimile: (203) 460-5788 Attention: Daniel J. Goldstein, Esq. E-mail: daniel.goldstein@pb.com
with a copy (which shall not constitute notice) to:	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Attention: Ting S. Chen E-mail: tchen@cravath.com
If to Buyers, to:	c/o Global-e Online Ltd. 25 Bazel St. Petach Tikva, 4951038 Israel Attention: Oded Griffel E-mail: Oded.Griffel@global-e.com
with a copy (which shall not constitute notice) to:	Meitar Law Offices 16 Abba Hillel Silver Rd., Ramat-Gan, Israel Attention: Mike Rimon, Ran Camchy E-Mail: mrimon@meitar.com, ranca@meitar.com or to such other email address as such party may hereafter specify for the purpose by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of dispatch by the sender thereof (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), in each case to the required recipient as set forth above.
Section 1.03Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with the Accounting Principles and GAAP as applied on a consistent basis by the Sellers (it being understood that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control), (ii) “or” is not exclusive, (iii) “including” and its variants mean “including, without limitation” and its variants, (iv) the word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not mean simply “if”, (v) words defined in the singular have the parallel meaning in the plural and vice versa, (vi) words of one gender shall be construed to apply to each gender, (vii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto and not to any particular provision of this Agreement, (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (ix) the words “asset” and “property” shall be construed to have the same meaning and effect, (x) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement, (xi) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein, (xii) a reference to any Person includes such Person’s successors and permitted assigns, (xiii) any reference to “days” means calendar days unless Business Days are expressly specified, (xiv) “party” or “parties” shall refer to parties to this Agreement, (xv) any reference to “$” is to U.S. dollars and (xvi) the date or time on which any event occurs shall be the date or time in New York City on or at which such event occurs unless otherwise expressly specified. All Exhibits and the Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any action or inaction by a party or any of its Affiliates that are reasonably necessary to respond to COVID-19, COVID-19 Measures shall be deemed to be in the “ordinary course” and “consistent with past practice”. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any document being made available by the Sellers to the Buyers means that the Sellers made such documents available to the Buyers prior to the date hereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
Section 1.04Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 1.05Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers and the Buyers shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent possible.
Section 1.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement (other than Sections 5.11 and 10.12) does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.
Section 1.07Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 1.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 1.09Governing Law; Jurisdiction.
(a)This Agreement, and all matters, claims or causes of action (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)Each party hereby irrevocably agrees that any action, suit or other Legal Proceeding arising out of or relating to this Agreement or the Transaction shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other Legal Proceeding. A final judgment in any such suit, action or other Legal Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other Legal Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document to such party pursuant to Section 10.02, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 1.10Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages would be both incalculable and an insufficient remedy for any such failure to perform or breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall be required to post any bond or other security in connection with an action to seek specific performance, and each party agrees it will not pursue, and hereby waives, in any action for specific performance by the other party, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. The right of specific enforcement is an integral part of the Transaction and without that right, neither party would have entered into this Agreement. Nothing contained herein shall prevent a party from seeking damages in the event that specific performance is not available.
Section 1.11Guaranty. GLBE hereby guarantees to the Sellers the due, prompt and full performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Buyers under this Agreement in accordance with the terms hereof. The guarantee set forth in this Section 10.11 shall constitute a guarantee of performance and not merely a guaranty of payment. Nothing in this Section 10.11 shall waive any defenses, counterclaims or rights of setoff that GLBE or the Buyers may have under this Agreement or applicable Law.
Section 1.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 1.13Legal Representation.
(a)Each of the parties to this Agreement acknowledges and agrees that Cravath, Swaine & Moore LLP (“Existing Counsel”) may have acted as counsel for the Sellers, the Transferred Entities or their respective Affiliates in connection with this Agreement and the Transaction (the “Acquisition Engagement”).
(b)Each of the parties to this Agreement acknowledges and agrees that all confidential communications between the Sellers, the Transferred Entities or their respective Affiliates, on the one hand, and Existing Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their Affiliates, and not the Transferred Entities, and shall not pass to or be claimed, held, or used by the Buyers or the Transferred Entities upon or after the Closing. Accordingly, the Buyers shall not have access to any such communications, or to the files of Existing Counsel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Existing Counsel in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyers or the Transferred Entities by reason of any attorney-client relationship between Existing Counsel and the Transferred Entities or otherwise. If and to the extent that, at any time subsequent to Closing, the Buyers or any of their Affiliates (including after the Closing, the Transferred Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Transferred Entities or their Affiliates and Existing Counsel that occurred at any time prior to the Closing, the Buyers, on behalf of themselves and their Affiliates (including after the Closing, the Transferred Entities) shall be entitled to waive such privilege only with the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned).
(c)Each of the parties to this Agreement acknowledges and agrees that Existing Counsel may continue to represent the Sellers or their Affiliates in future matters. Accordingly, the Buyers, on behalf of themselves and their Affiliates (including after the Closing, the Transferred Entities), expressly: (i) consents to Existing Counsel’s representation of the Sellers and their Affiliates in any matter, including any post-Closing matter in which the interests of the Buyers or the Transferred Entities or their Affiliates, on the one hand, and the Sellers or their Affiliates, on the other hand, are adverse, including any matter relating to the Transaction, and whether or not such matter is one in which Existing Counsel may have previously advised the Sellers or their Affiliates; and (ii) consents to the disclosure by Existing Counsel to the Sellers or their Affiliates of any information learned by Existing Counsel in the course of its representation of the Sellers, the Transferred Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Existing Counsel’s duty of confidentiality.
(d)The Buyers, on behalf of themselves and their Affiliates (including after the Closing, the Transferred Entities) further covenant and agree that each shall not assert any claim, and that it hereby waives any claim, against Existing Counsel in respect of legal services provided to the Transferred Entities by Existing Counsel in connection with the Acquisition Engagement.
(e)Upon and after the Closing, the Transferred Entities shall cease to have any attorney-client relationship with Existing Counsel, unless and to the extent Existing Counsel is specifically engaged in writing by the Buyers or the Transferred Entities to represent such company after the Closing. Any such representation by Existing Counsel after the Closing shall not affect the foregoing provisions hereof.
(f)The Buyers and the Sellers consent to the arrangements in this Section 10.12 and agree to take, and to cause their Affiliates to take, all steps necessary to implement the intent of this Section 10.12 and not to take or cause their Affiliates to take positions contrary to the intent of this Section 10.12. The Buyers and the Sellers further agree that Existing Counsel is a third-party beneficiary of this Section 10.12.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PITNEY BOWES INTERNATIONAL HOLDINGS, INC.
By	/s/ Ana Chadwick
Name: Ana Chadwick Title: President
PITNEY BOWES HOLDINGS LIMITED
By	/s/ Gerard Willsher
Name: Gerard Willsher Title: Director

[Signature Page to Equity Purchase Agreement]

GLOBAL-E UK LTD.
By	/s/ Nir Debbi
Name: Nir Debbi Title: Director
GLOBAL-E US INC.
By	/s/ Amir Schlachet
Name: Amir Schlachet Title: Director

GLOBAL-E ONLINE LTD.
By	/s/ Amir Schlachet
Name: Amir Schlachet Title: CEO

[Signature Page to Equity Purchase Agreement]